EXHIBIT 10.68

EXECUTION COPY

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT

DATED AS OF SEPTEMBER 25, 2017

BY AND AMONG

Amarin Pharmaceuticals Ireland Limited AND

Amarin Pharma, Inc.

AND

Hls therapeutics INC.

TABLE OF CONTENTS

Table of Contents

Page

Article 1 Definitions2

Article 2 Licenses19

Article 3 governance25

Article 4 Development29

Article 5 Regulatory35

Article 6 Commercialization43

Article 7 Supply54

Article 8 PAYMENTS63

Article 9 Intellectual Property Matters69

Article 10 Representations, Warranties and Covenants76

Article 11 Indemnification80

Article 12 Confidentiality82

Article 13 Term and Termination86

Article 14 EFFECTS OF TERMINATION and expiration87

Article 15 Dispute Resolution91

Article 16 Miscellaneous93

i

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT

This Development, Commercialization and Supply Agreement (this “Agreement”) is entered into as of the 25th day of September, 2017 (the “Effective Date”) by and among Amarin Pharmaceuticals Ireland Limited, a company incorporated under the laws of Ireland (registered number 408912) with offices at 2 Pembroke House Upper Pembroke Street 28-32, Dublin 2, Ireland (“Amarin Ireland”), and Amarin Pharma, Inc., a Delaware corporation with offices at 1430 Route 206 North, Suite 200, Bedminster, NJ 07921 (“Amarin Pharma”, and collectively with Amarin Ireland, “Amarin”), on the one hand, and HLS Therapeutics Inc., located at 10 Carlson Court, Suite 410, Etobicoke, Ontario Canada M9W 6L2 (“Licensee”), on the other hand.  Amarin and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Amarin Ireland owns certain intellectual property and regulatory rights relating to a drug known as Vascepa® (icosapent ethyl) capsules (the “Product” as defined in more detail below);

Whereas, Amarin Ireland has granted to Amarin Pharma certain rights related the Product;

Whereas, Licensee has experience in the development and commercialization of pharmaceutical products in the Territory; and

Whereas, Licensee and Amarin desire to establish a collaboration for the development and commercialization of the Product in the Territory for the Field.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1“Accounting Standards” means generally accepted accounting principles in the United States (GAAP) or the International Financial Reporting Standards (IFRS) as applicable, in each case as consistently applied.

1.2“Active Moiety” means the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt (including a salt with hydrogen or coordination bonds) or other non-covalent derivative (such as a complex, chelate, or clathrate) of the molecule, responsible for the physiological or pharmacological action of the drug substance.

1.3“Affiliate” means, as of the Effective Date or during the Term, as applicable, in relation to a Party, any person, corporation, firm or partnership or other entity, whether de jure or de facto, that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Party.  An entity shall be deemed to control another entity if it: (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.  For the avoidance of doubt, neither of the Parties, or any of their respective Affiliates, shall be deemed to be an “Affiliate” of the other Party.

1.4“Amarin In-License” means any agreement under which Amarin licenses and/or sublicenses rights that are necessary or reasonably useful for the Development or Commercialization of the Product in the Territory for the Field.

1.5“Amarin Invention” means an Invention that is created or conceived during the Term by an employee of Amarin or its Affiliates or a Person under an obligation of assignment to Amarin or its Affiliates (solely or jointly with a Third Party) which is necessary or reasonably useful for the Development, Manufacturing or Commercialization of the Product in the Territory for the Field.  For clarity, “Amarin Invention” shall not include the Amarin Patents, Amarin Manufacturing Patents or Amarin Manufacturing Know-How.

1.6“Amarin Know-How” means all Know-How that is (a) Controlled by Amarin (or its Affiliates) as of the Effective Date or at any time during the Term or (b) an Amarin Invention or Amarin’s interest in a Joint Invention, in each case of (a) or (b) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territory for the Field; provided, however that “Amarin Know-How” shall not include any Amarin Manufacturing Know-How.  For clarity, “Amarin Know-How” shall not include the Amarin Patents, Amarin Manufacturing Patents or Amarin Manufacturing Know-How.

1.7“Amarin Manufacturing Know-How” means all Know-How that is (a) Controlled by Amarin (or its Affiliates) as of the Effective Date or at any time during the Term or (b) an Amarin Invention or a Joint Invention, in each case of (a) or (b) which is necessary or reasonably useful for the Manufacture of the Product, including any CMC information.

1.8“Amarin Manufacturing Patent” means any Patent that is (a) Controlled by Amarin (or its Affiliates) as of the Effective Date or at any time during the Term or (b) an Amarin Invention or a Joint Invention, in each case of (a) or (b), which is necessary or reasonably useful for the Manufacture of the Product; provided, however, that an “Amarin Manufacturing Patent” shall not include any Amarin Patent.

1.9“Amarin Patent” means any Patent in the Territory that is (a) Controlled by Amarin (or its Affiliates) as of the Effective Date, including the Patents listed in Schedule 1.9, or

(b) that comes under the Control of Amarin (or its Affiliates) during the Term (including Amarin’s interest in a Joint Patent), in each case of (a) or (b) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territory for the Field; provided, however that “Amarin Patent” shall not include any Amarin Manufacturing Patents.

1.10“Amarin Technology” means the Amarin Patents and Amarin Know-How.

1.11“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), and all other Applicable Laws relating to anti-corruption or anti-bribery laws affecting companies doing business in the Territory, as well as Applicable Laws related to the prevention of fraud, racketeering, money laundering or terrorism.

1.12“Applicable Laws” means, with respect to any Person, property, transaction, activities, or other matters contemplated under this Agreement, any and all statutes, ordinances, regulations, rules, or guidance of any kind whatsoever and any and all requirements under permits, orders, decrees, judgments or directives and requirements of applicable Governmental Authorities, in each case pertaining to such Person, property, transaction, activities or other matters, including any regulations and guidelines promulgated by any Regulatory Authority in the Territory, all as amended from time to time.

1.13“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York or Toronto, Ontario are closed.

1.14“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1; provided, that (a) the first Calendar Quarter hereunder shall be deemed to commence upon the Effective Date and end at the start of the immediately following Calendar Quarter, and (b) the final Calendar Quarter hereunder shall be deemed to expire upon the effective date of expiration or termination of this Agreement.

1.15“Calendar Year” means (a) for the first calendar year, the period commencing on the Effective Date and ending on December 31, 2017, (b) for each successive period, beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the calendar year in which this Agreement is terminated, the period beginning on January 1 of such calendar year and ending on the effective date of the termination of this Agreement.

1.16“Cardiovascular Risk Reduction” means the reduction of the risk of adverse cardiovascular events in adult patients with at least MHTG, specifically the elements of the efficacy endpoints set forth in the clinical study being conducted by Amarin and referred to as the “REDUCE-IT” study.

1.17“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of Amarin’s assets, or (b) a merger or consolidation in which Amarin is not the surviving corporation or in which, if Amarin is the surviving corporation, the shareholders of Amarin immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of Amarin’s outstanding stock and other securities and the power to elect a majority of the members of Amarin’s board of directors, or (c) a transaction or series or related transactions (which may include without limitation a tender offer for Amarin’s stock or the issuance, sale or exchange of Amarin’s stock) if the shareholders of Amarin immediately prior to the initialization of such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the entity that possess a majority of the voting power of Amarin’s outstanding stock and other securities and the power to elect a majority of the members of Amarin’s board of directors.

1.18“Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a Product for an indication, including planning, market research, Pre-Marketing, advertising, educating, marketing, promoting, distributing and post-marketing safety surveillance and reporting.  For clarity, “Commercialization” shall not include any activities related to clinical research, Manufacturing or Development of the Product.

1.19“Commercially Reasonable Efforts” means, with respect to a Party’s obligation to perform or achieve a specified obligation for the Product or generally under this Agreement, the efforts, expertise, degree of skill, and resources that are comparable in quality and scope to those efforts, expertise, degree of skill and resources that are generally used by such Party to perform or achieve a comparable obligation for a pharmaceutical product Controlled by such Party, which has the same regulatory requirements or status (for example, requires a prescription or is available over-the-counter), is at a comparable stage of development or product life as the Product, and that has similar market potential as the Product, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace, relevant regulatory circumstances, the extent of market exclusivity, and other relevant factors then prevailing, including technical, legal, payer environment, scientific and/or medical factors, but in any event, a Party’s effort shall be no less than the effort that a comparable pharmaceutical company would expend with respect to a comparable pharmaceutical product Controlled by such company taking into consideration the factors outlined above.  Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party:  (i) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) set objectives for carrying out such obligations, and (iii)allocate resources designed to advance progress with respect to such objectives.

1.20“Competing Product” means [***]

1.21“Control” means, with respect to any Know-How, physical material, Patents, or other intellectual property right, possession by a Party or its Affiliates (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, physical material, Patent, or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Party (or any of its Affiliates) and any Third Party.  Notwithstanding the foregoing, for the purpose of defining whether any Know-How, physical material, Patent, or other intellectual property right is Controlled by a Party or its Affiliates, if such Know-How, physical material, Patent, or other intellectual property right is first acquired, licensed or otherwise made available to such Party after the Effective Date, and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such Know-How, physical material, Patent, or other intellectual property right (“Additional Amounts”), such Know-How, physical material, Patent, or other intellectual property right shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such Know-How, physical material, Patent, or other intellectual property right to the extent specified in Section 2.3.2.  Further, notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Know-How, physical material, Patent, or other intellectual property right that is owned or controlled by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates prior to the closing of such Change of Control, except to the extent that such Know-How, physical material, Patent, or other intellectual property right was Controlled by such Party or any of its Affiliates prior to such Change of Control.

1.22“Cost of Goods” means, for Drug Product or placebo, as applicable, manufactured by Amarin or a Third Party, Amarin’s actual costs of manufacturing, packaging, and testing such Product or placebo and amounts paid to a Third Party, calculated in accordance with the Accounting Standards, including:  [***]

1.23“Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.24“Clinical Trial Application” or “CTA” means an application to the applicable Regulatory Authority, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.25“Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals, including Phase IV Clinical Trials and other post-Regulatory Approval studies that are required to obtain or maintain Regulatory Approval or are otherwise conducted.  For clarity,

“Development” shall exclude any activities related to Commercialization or Manufacturing or to the preparation of the filing for Regulatory Approvals in the Territory.

1.26“Development Activities” means those Development activities undertaken by or on behalf of a Party or its Affiliates with respect to the Product for the Field.

1.27“Development Costs” means the direct costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the Development of the Product for the Field, including costs of conducting clinical trials and Phase IV Clinical Trials (as well as other post-Regulatory Approval studies (including physician-initiated studies)).  “Development Costs” shall include (a) Out-of-Pocket Costs and (b) internal costs (e.g., staff or administrative) that are attributable to, or reasonably allocable to, the Development of the Product for the Field.  For clarity, Development Costs shall exclude Regulatory Costs.

1.28“Distributor” means a Third Party bona fide wholesaler or distributor engaged by Licensee only to market, distribute and/or sell the Product in the Territory for the Field (but, for clarity, not to Develop or Manufacture the Product in any way).

1.29“Drug Product” means the finished Product in final presentation form ready for release to end-users which meets regulatory specifications.

1.30“Drug Substance” means icosapent ethyl.

1.31“Drug Substance Specifications” means those Manufacturing, performance and quality-control specifications for the Drug Substance in the Territory, which initially shall be set forth in a schedule to the Quality Agreement, as such specifications may be amended from time to time pursuant to the terms of this Agreement and the Quality Agreement.

1.32“EPA” means eicosapentaenoic acid in any chemical form (e.g., ethyl ester, triglyceride, free fatty acid, re-esterified, etc.) or stemming from any API manufacturing source or process.

1.33“Facility” means, as applicable, a Party’s Manufacturing facility and such other facilities used by such Party (or those of its Affiliates or Third Party contractors) in the Manufacture of (a) Drug Substance, (b) Drug Product or (c) materials utilized in the Manufacture or packaging and labeling of Drug Substance or Drug Product, including raw materials, auxiliary materials, intermediates, containers and packing materials, in each case with respect to the Product for Development or Commercialization in the Territory for the Field hereunder.

1.34“FDA” means the U.S. Food and Drug Administration or its successor.

1.35“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq., as it may be amended from time to time, and relevant regulations and guidelines promulgated thereunder.

1.36[***]

1.37“First Commercial Sale” means, with respect to a Product, the first sale of such Product in the Territory by or on behalf of Licensee or its Affiliates to a Third Party (including Distributors), after receipt of Regulatory Approval for such Product in the Territory.

1.38“Food and Drugs Act” means the Food and Drugs Act (Canada), as it may be amended from time to time, and relevant regulations and guidelines promulgated thereunder.

1.39“Force Majeure” means, in respect of a Party, circumstances beyond the reasonable control of such Party, including acts of God, fires, explosions, earthquakes, floods, droughts, riots, acts of terrorism, wars, civil disturbances, sabotage, cyber attacks, accidents, strikes or other labor disputes, unforeseen material shortages of raw materials or supplier failures, compliance with any binding action or decision of a government or any international body (such as an embargo, prohibition or similar limitation) or any other event or circumstance of the like of different character to the foregoing beyond the reasonable control and without the fault or negligence of a Party.

1.40“General Development Activities” means all Development Activities other than Territory Development Activities.

1.41“Generic Product” means any pharmaceutical product that has received Regulatory Approval or is marketed in the Territory as a generic version of the Product.

1.42“Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) those standards required by Health Canada, (b) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (c) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.43“Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) those standards required by Health Canada, (b) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the

FDA as defined in 21 C.F.R. Part 58, and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.44“Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) those standards required by Health Canada, (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.45“Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise controlled by government and performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations).  For clarity, healthcare providers employed by government-owned hospitals shall be considered Government Officials.

1.46“Governmental Authority” means any multinational, federal, state, provincial, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.47“Health Canada” means the Canadian Federal Department known as Health Canada, or any successor agency thereto, and its divisions, including the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate.

1.48“High Triglyceride” or “HTG” means the treatment of adult patients with high triglycerides (TG ≥200 but <500 mg/dL) whether or not with mixed dyslipidemia and whether or not as an adjunct to diet or statin therapy.

1.49“Housemark” means the name and logo of Licensee or Amarin or any presentation of the Product label in French, as the case may be, or any of its respective Affiliates, as identified by one Party to the other from time to time.

1.50“Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice.

1.51“Invention” means any invention, discovery, improvement, modification, enhancement or creation, whether or not patentable, and any Patents, Know-How or other intellectual property rights arising from any of the foregoing.

1.52“Joint Development Committee” or “JDC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.53“Joint Invention” means an Invention that is created or conceived during the Term jointly by or on behalf of each of Amarin and Licensee or any of their respective Affiliates which is necessary or reasonably useful for the Development, Manufacturing or Commercialization of the Product in the Territory for the Field.

1.54“Know-How” means all present and future information, whether or not in written form, whether or not in the public domain and shall include biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information, including processes, methods, procedures, techniques, strategies, plans, programs and data.

1.55“Licensed Trademarks” means the VASCEPA® trademark and all other trademarks relating to the Product in the Territory listed in Schedule 1.55.

1.56“Licensee Invention” means an Invention that is created or conceived during the Term by or on behalf of Licensee or any of its Affiliates (solely or jointly with a Third Party) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territory for the Field.  For clarity, Licensee Inventions exclude Joint Inventions.

1.57“Licensee Know-How” means all Know-How that is (a) Controlled by Licensee (or its Affiliates) as of the Effective Date or comes under the Control of Licensee (or its Affiliates) during the Term (other than to the extent such Control results from the licenses granted by Amarin to Licensee under this Agreement) that is necessary or reasonably useful for the Development or Commercialization of the Product or (b) a Licensee Invention.  For clarity, Licensee Know-How excludes Joint Inventions.

1.58“Licensee Patent” means any Patent that (a) is Controlled by Licensee (or its Affiliates) as of the Effective Date or comes under the Control of Licensee (or its Affiliates) during the Term (other than as a result of the licenses granted by Amarin to Licensee under this Agreement) and (b) claims any Licensee Know-How.  For clarity, Licensee Patent excludes Joint Patents.

1.59“Licensee Technology” means the Licensee Know-How and the Licensee Patents.

1.60“Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Drug Product, Drug Substance, or any ingredient thereof, including production, manufacture, process of formulating, processing, purifying, filling, finishing, packaging, labeling, quality assurance and quality control activities, testing and release, shipping, preservation, shelf-life and storage of Products, all as conducted in accordance with GMP.

1.61“Medical Science Liaison” means an individual who is employed by or on behalf of Licensee or its Affiliates and who provides educational services and other educational efforts directed towards the medical and/or scientific community.

1.62“Minimum Order Quantity” means [***]

1.63“Moderately High Triglyceride” or “MHTG” means the treatment of adult patients with moderately high triglycerides (TG ≥150 but <200 mg/dL) whether or not with mixed dyslipidemia and whether or not as an adjunct to diet or statin therapy.

1.64“Net Sales” means [***]

1.65“NDS” means a New Drug Submission that is submitted to Health Canada to apply for Regulatory Approval to market the Product in the Territory in compliance with the requirements of Division 8 of Part C of the Food and Drug Regulations.

1.66“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards), other than Affiliates or employees, by either Party.

1.67“Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.68“Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.69“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.70“Phase IV Clinical Trials” means certain post-marketing studies to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of regulatory approval for a product in the indication for which such trial is being conducted.

1.71“Pre-Marketing” means marketing activities undertaken prior to and in preparation for the launch of the Product in the Territory.  Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in the Territory.

1.72“Product” means a prescription product containing at least 96% pure icosapent ethyl as the only active pharmaceutical ingredient and only Active Moiety, sold under the Vascepa® trademark in the U.S., and improvements thereto for the Field.  For clarity, [***]

1.73“Product Approval” means the approval of a Regulatory Authority necessary for the marketing and sale of the Product in a given country or regulatory jurisdiction, but which shall exclude any pricing or reimbursement approvals.

1.74“Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding the Product sold by or on behalf of Licensee (or any of its Affiliates, Sublicensees or Distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.75“Product Specifications” means those Manufacturing, performance, quality-control, and packaging and labeling specifications for the Drug Product or Drug Substance, as applicable, in the Territory set forth in a schedule to the Quality Agreement, as such specifications may be amended from time to time pursuant to the terms of this Agreement and the Quality Agreement.

1.76“Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Territory for the Field, for use (a) by a Sales Representative, Medical Science Liaison, or other authorized employee or agent of Licensee, (b) by a Distributor, or (c) in advertisements, web sites or direct mail pieces.

1.77“Quality Agreement” means each of the quality agreements between Licensee and Amarin relating to the Product for clinical and commercial uses.

1.78“REDUCE-IT Trial Primary Endpoint” means the primary endpoint of the REDUCE-IT trial as defined within the protocol agreed to by the FDA under a Special Protocol Assessment agreement.

1.79“Regulatory Approvals” means all approvals or licenses necessary for the Manufacture, Commercialization, importation and storage of the Product or a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing or reimbursement approvals.

1.80“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including, in the Territory, Health Canada.

1.81“Regulatory Costs” means the costs and expenses incurred by Licensee or its Affiliates attributable to, or reasonably allocable to, the preparation, obtaining or maintaining of Regulatory Materials and Regulatory Approvals (including Product Approvals) for the Product (other than Manufacturing-related Regulatory Approvals), including any filing fees and such reasonable costs and expenses incurred by Amarin or its Affiliates to the extent requested by Licensee or required by this Agreement.  “Regulatory Costs” shall include (a) Out-of-Pocket Costs and (b) internal costs (e.g., staff or administrative) that are specifically and reasonably attributable to the preparation of Regulatory Materials, and obtaining or maintenance of Regulatory Approvals, for the Product in the Territory for the Field.

1.82“Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.83“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to a Product, other than Patents, including regulatory data protection exclusivity under Part C, Section C.08.004.1 of the Food and Drug Regulations, or any other exclusivity or rights similar thereto..

1.84“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, obtain Regulatory Exclusivity, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction.  Regulatory Materials include CTAs, New Drug Submissions, presentations, responses, and applications (including New Drug Applications submitted to Health Canada) for other Product Approvals.

1.85“Royalty Term” means, on a Product-by-Product basis in the Territory, the period of time beginning on the First Commercial Sale of such Product [***]

1.86“Safety Data” means any and all scientific, technical, test, marketing or sales data pertaining to the Product that is generated by or on behalf of a Party or its Affiliates or Sublicensees that is related specifically to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities in or outside the Territory.  Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management:  Definitions and Standards for Expedited Reporting.

1.87“Sales Representative” means an individual employed by Licensee who (a) engages in detailing and other activities as a commercial pharmaceutical sales representative that are in compliance with Applicable Laws, and who is trained with respect to the Product, including the Product labeling and the legal use of such labeling, to engage in such activities with respect to the Product in the Territory for the Field, and (b) has not been threatened with or excluded or debarred by any Regulatory Authority.

1.88“Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes:  (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) or a congenital anomaly/birth defect or (f) significant intervention required to prevent permanent impairment or damage.

1.89“Sublicense Revenue” means any and all non-royalty cash and non-cash consideration received from a Sublicensee in connection with the grant of a sublicense under the Amarin Technology and/or Licensed Trademarks, [***]

1.90“Territory” means Canada.

1.91“Territory Development Activities” means those Development Activities (other than Development Activities that have already been or are being conducted by Amarin as of the Effective Date) that are (a) necessary solely for obtaining or maintaining Regulatory Approval for the Product in the Territory for the Field and (b) post-Regulatory Approval-filing date Development Activities for the Product in the Territory for the Field.  Such activities shall include, without limitation, designing, managing and conducting registration stability studies for the Product in the Territory for the Field, amending the shelf-life specifications to be in compliance with local Applicable Laws in the Territory, and assigning shelf-life/expiry dating of the Product.  [***]

1.92“Territory-Specific Analytical Release Testing” means all activities associated with carrying out the analytical testing, release and confirmatory testing of the Product which is necessary for delivery of the Product for Development or sale in the Territory for the Field, but which is not necessary for delivery of the Product for Development or sale in the U.S. for the Field.  Such activities shall include:  transferring test methods, developing and validating new analytical tests required in the Territory, amending the release specifications to be in compliance with local Applicable Laws in the Territory, conducting the release testing of the Product, final release of the Product (including raw materials, intermediates, drug substance, and drug product) and confirmatory testing of the Product.  For clarity, preparation of reference standards to be used for Territory-Specific Analytical Release Testing includes analytical tests other than release testing (e.g., mass spectrophotometry, isoelectrofocusing, etc.), which activities shall also be deemed Territory-Specific Analytical Release Testing hereunder.

1.93“Third Party” means any Person other than Amarin or Licensee or their respective Affiliates.

1.94“United States of America” or “U.S.” means the United States of America and its possessions and territories.

1.95“Valid Claim” means a claim of an Amarin Patent, a Licensee Patent or a Joint Patent that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

1.96“Very High Triglyceride” or “VHTG” means the treatment of adult patients with very high triglycerides (TG ≥500 mg/dL) whether or not with mixed dyslipidemia and whether or not as an adjunct to diet or statin therapy.

1.97Interpretation

.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “knowledge” of a Party means the actual knowledge of any officer or senior management of such Party involved in the negotiation or review of this Agreement, without the obligation to perform due inquiry; (d) words of one gender include the other gender; (e) words using the singular or plural number also include the plural or singular number, respectively; (f) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (i) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.

1.98Additional Definitions

. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
[***]	[***]
“Additional Amounts”	1.21
[***]	[***]
“Agreement”	Preamble

Term	Section
“Amarin”	Preamble
“Amarin Ireland”	Preamble
“Amarin Pharma”	Preamble
“Annual Net Sales Threshold”	8.2.2
[***]	[***]
[***]	[***]
“CMC”	1.82
“Commercialization Budget”	6.2.3(e)
“Commercialization Data”	6.13.1
“Commercialization Plan”	6.2.1
“Committee”	3.3
“Compliance Audit”	6.8
“Confidential Information”	12.1
“Confidentiality Agreement”	12.1
“Controlling Party”	9.4.1(a)
“Defect” or “Defective”	7.6.2(a)
[***]	[***]
[***]	[***]
“Development Plan”	4.3.1
“Disbanding Notice”	3.5
“Disclosing Party”	12.1
“DMFs”	1.82
“Effective Date”	Preamble
[***]	[***]
“Executive Officer”	15.2
“Financial Audit”	8.10
[***]	[***]
“Forecast”	7.3.1
“Forecast Date”	7.3.1
“Global Branding Strategy”	6.12
“ICH”	1.42
“Indemnitee”	11.3
“Infringement Claim”	9.4.1
“Initial Commercialization Plan”	6.2.1
“Initial Forecast Date”	7.3.1
“Joint Patents”	9.1.1
[***]	[***]
“Latent Defects”	7.6.2(b)
“Licensee”	Preamble
“Long Range Forecast”	7.3.2
“Losses”	11.1

Term	Section
“Manufacturing Certificate of Analysis and Compliance”	7.6.2(a)
“Milestone Notification Notice”	8.2
[***]	[***]
“NOA”	9.4.2(a)
“Notice of Non-Conformance”	7.6.2(a)
“OOS”	7.6.3
“Party” or “Parties”	Preamble
[***]	[***]
“PM NOC”	9.4.2 (a)
“Price”	7.4.1
“Product”	Recitals
“Purchase Order”	7.3.3
“Purchase Order Acceptance Date”	7.3.4
“Receiving Party”	12.1
“Recovery”	9.4.2(c)(iv)
“Redacted Agreement”	12.5.2
“Representatives”	6.7.3
“Royalty Payments”	8.3.1
“Royalty Rates”	8.3.1
“Rules”	15.3
“Sublicense Revenue Payment”	8.3.3
“Sublicensee”	2.1.3
“Term”	13.1
“Third Party Claim”	11.1
[***]	[***]
“Upfront Payment”	8.1
“VAT”	8.5.2

Article 2
Licenses

2.1Grant to Licensee

.

2.1.1General Grant to Licensee.  Subject to the terms and conditions of this Agreement, Amarin hereby grants to Licensee during the Term an exclusive (even as to Amarin and its Affiliates), royalty-bearing license with the right to sublicense solely in accordance with Section 2.1.3, to, under and with respect to the Amarin Technology, solely to Commercialize the Product in the Territory for the Field.

2.1.2Additional Grant to Licensee.  Subject to the terms and conditions of this Agreement, including in particular Section 6.11, Amarin hereby grants to Licensee during the Term an exclusive (even as to Amarin and its Affiliates), royalty-free license with the right to sublicense solely in accordance Section 2.1.3, to the Licensed Trademarks solely to Commercialize the Product in the Territory for the Field.

2.1.3Licensee’s Right to Sublicense.  Licensee shall have the right to sublicense those rights granted to it under Sections 2.1.1 and 2.1.2 to (a) Affiliates, subject to Licensee’s prior written notice to Amarin of the identity of such Affiliate and the purpose of such sublicense, and (b) Third Parties, subject to first obtaining Amarin’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (each of (a) and (b), a “Sublicensee”); [***]

2.1.4Performance by Affiliates and Subcontractors.  Licensee shall have the right to perform some or all of its obligations under this Agreement through Affiliates and/or Third Party subcontractors in the Territory; provided, however, that Licensee shall cause its Affiliates and subcontractors to comply with the terms and conditions of this Agreement in connection with such performance.  For the avoidance of doubt, it shall not be deemed to be a sublicense for which consent is required to authorize a Distributor to whom Licensee or its Affiliates sells Product solely to resell such Product to the next level of the trade.

2.2Grant to Amarin

.

2.2.1General Grants to Amarin.

(a)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Amarin during the Term a non-exclusive, royalty-free license or sublicense, as applicable, with the right to sublicense, under and with respect to the Licensee Technology, to Develop, Manufacture and Commercialize the Product either (i) outside the Territory, or (ii) subject to Section 2.4, in the Territory in connection with a New Indication for which Amarin is permitted to Develop and Commercialize the Product.

(b)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Amarin during the Term an exclusive, paid-up, irrevocable, perpetual, worldwide license or sublicense, as applicable, with the right to sublicense, under and with respect to Licensee’s interest in all Joint Inventions and Joint Patents, to Develop, Manufacture and Commercialize the Product either (i) outside the Territory, or (ii) subject to Section 2.4, in the Territory in connection with a New Indication for which Amarin is permitted to Develop and Commercialize the Product.

2.2.2Additional Grants to Amarin.  Subject to the terms and conditions of this Agreement, Licensee hereby grants to Amarin a non-exclusive, paid-up, irrevocable, perpetual, worldwide license or sublicense, as applicable, with the right to sublicense, under and with respect to the Licensee Technology, to Develop (including obtaining and maintaining regulatory approval), make, have made, use, import, export, offer for sale and sell pharmaceutical products containing Drug Substance (other than the Product in the Field (or in respect of any New Indication for which Licensee is a current licensee to Develop or Commercialize the Product in accordance with Section 2.4) in the Territory) for sale anywhere in the world.

2.2.3Grants after Expiration or Termination.

(a)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Amarin from and after the expiration or termination of this Agreement (on a Product-by-Product basis) by Amarin pursuant to Section 13.2, 13.3 or 13.4, a non-exclusive, paid-up, irrevocable, perpetual, license or sublicense, as applicable, with the right to sublicense, under and with respect to the Licensee Technology, to Develop, Manufacture and Commercialize such Product outside the Field (whether inside or outside the Territory) or for the Field (whether inside or outside the Territory) and to Develop (including obtaining and maintaining regulatory approval), make, have made, use, import, export, offer for sale and sell pharmaceutical products containing the Drug Substance for sale anywhere in the world.

(b)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Amarin from and after the expiration or termination of this Agreement (on a Product-by-Product basis) an exclusive, paid-up, irrevocable, perpetual, worldwide license or sublicense, as applicable, with the right to sublicense, under and with respect to Licensee’s interest in all Joint Inventions and Joint Patents, to Develop, Manufacture and Commercialize such Product outside the Field (whether inside or outside the Territory) or for the Field (whether inside or outside the Territory) and to Develop (including obtaining and maintaining regulatory approval), make, have made, use, import, export, offer for sale and sell pharmaceutical products containing the Drug Substance for sale anywhere in the world.

2.3Additional Licensing Provisions

.

2.3.1Negative Covenant.  Each Party covenants that it will not use or practice any of the other Party’s Patents, Know-How or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2 outside the scope of or otherwise not in compliance with the licenses, sublicenses and rights granted to such Party and its Affiliates under this Agreement.

2.3.2Third Party Licenses.

(a)In the event that, after the Effective Date and prior to any Change of Control of Amarin, Amarin enters into any agreement with a Third Party to in-license any Know-How, physical material, Patent, or other intellectual property right (“Third Party IP”) that would be deemed Controlled for purposes of the licenses granted to Licensee under Section 2.1.1 [***]

(b)[***]

2.3.3The sublicenses granted to Licensee by Amarin under the Amarin Technology will be granted subject to the terms and conditions of the Amarin In-Licenses, as applicable.  [***]

2.3.4No Implied Licenses; Retained Rights.  Except as explicitly set forth in this Agreement, neither Party grants any right or license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.4[***]

2.5Restrictive Covenants

.

2.5.1Licensee.  Licensee hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to [***]

2.5.2[***]

2.5.3Jurisdictional Compliance.  It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.5 be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought.  Amarin and Licensee believe that the restrictive covenants in this Section 2.5 are valid and enforceable.  However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the operation of such provision of this Section 2.5 in the particular jurisdiction in which such declaration is made.

Article 3
governance

3.1Joint Development Committee

.

3.1.1Establishment and Responsibilities.  In the event that Development Activities are required to obtain Regulatory Approval for the Product in the Territory [***], the Parties shall establish the JDC within a reasonable period following the Effective Date that is mutually acceptable to the Parties (and in any event, within [***] of a request by a Party to establish the JDC).  The JDC shall perform the following functions:

(a)Review, coordinate, discuss and approve the overall strategy for Developing the Product in the Territory for the Field, including reviewing, coordinating, discussing and approving the overall strategy for seeking Regulatory Approvals for the Product in the Territory for the Field and approving the Development Plan and each annual update and any material amendments thereto;

(b)Review, coordinate, discuss and approve the design of the clinical trial protocols and endpoints and oversee the conduct of all clinical trials required as set forth in the Development Plan as well as discuss any Territory Development Activities to be conducted with respect to the Product for the Field;

(c)Review any matters related to obtaining and maintaining Regulatory Approvals for the Product in the Territory for the Field, including being informed of the development and contents of all submissions to Regulatory Authorities in the Territory for Regulatory Approvals and all necessary filing and registration activities related thereto;

(d)Review, coordinate, discuss and approve any Phase IV Clinical Trials in the Territory, investigator-sponsored studies in the Territory, and any other clinical studies to be conducted in the Territory that are not described in the Development Plan;

(e)Facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities in the Territory, including sharing Development Data created pursuant to this Agreement and establishing procedures for the efficient sharing of information and materials necessary or useful for the Development of the Product in the Territory for the Field;

(f)Review and oversee issues regarding supply of Product for clinical trials and Phase IV Clinical Trials in the Territory under the Development Plan and for anticipated commercial needs;

(g)Review and oversee issues regarding pharmacovigilance and safety both inside and outside the Territory; and

(h)Have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

3.1.2Membership.  The JDC shall consist of an equal number of representatives from each Party, with at least three (3) representatives appointed by each Party.  A Party may change any of its representatives on the JDC at any time with a new person (with appropriate expertise to replace the outgoing member) by giving written notice to the other Party; provided, however, that, without limiting the generality of the foregoing, a key objective with respect to membership in the JDC shall be preserving continuity.  The JDC shall be co-chaired by a representative of each of Licensee and Amarin.  One member of the JDC shall serve as secretary of the JDC at each JDC meeting, and the secretary shall alternate from meeting to meeting between a Licensee JDC member and an Amarin JDC member.  The chairpersons shall be responsible for (a) calling meetings, (b) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (c) preparing and circulating an agenda for the upcoming meeting; provided, that the chairpersons shall consider including any agenda items proposed by either Party no less than five (5) days prior to the next scheduled JDC meeting.

3.1.3Meetings.  The JDC shall hold [***]; provided, that the JDC shall meet more or less frequently as Licensee and Amarin mutually agree upon as appropriate.  Meetings of the JDC shall be effective only if at least one (1) representative of each Party is present or participating.  The JDC may meet either (a) in person at either Party’s facilities (alternating between the facilities of Licensee and Amarin) or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided, that no less than [***] meeting of the JDC during each Calendar Year shall be conducted in person.  Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 12.  Additional meetings of the JDC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.

3.1.4Decision-Making.  The JDC may make decisions with respect to any subject matter that is subject to the JDC’s decision-making authority and functions as set forth in Section 3.1.  All decisions of the JDC shall be made by unanimous vote or written consent, with Licensee and Amarin each having, collectively, among its respective members, one (1) vote in all decisions.  The JDC shall use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.  [***]

3.2[***].

3.2.1[***]

3.2.2[***]

3.2.3[***]

3.2.4[***]

3.3Committees

.  From time to time, the Parties may establish and delegate duties to other committees (each, a “Committee”) to oversee particular matters.  Each such Committee shall be constituted and shall operate as the Parties reasonably and mutually determine as reflected in a written agreement between the Parties; provided, that each Committee shall have equal representation from each Party.

3.4Limits on Committee Authority

.  The JDC, [***] and any other Committee shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JDC, [***] and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limiting the generality of the foregoing, the JDC, [***] and any other Committee shall have no decision-making authority with respect to any matters related to (a) approving (or otherwise making decisions with respect to) matters related to obtaining, maintaining or enforcing Patent protection for the Product in the Territory for the Field (which matters shall be governed by Article 9), (b) the Development of the Product outside the Field or outside of the Territory, (c) the Commercialization of the Product outside the Field or outside of the Territory or (d) the Manufacture of the Product.

3.5Disbanding the JDC and [***]

.  At any time during the Term, and for any reason, Amarin shall have the right to disband the JDC, [***] or any Committees existing as of such time upon written notice to Licensee, which notice shall be effective immediately upon receipt (“Disbanding Notice”).  [***]

3.6Actions

.  In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on any of the Committees), each Party shall act in good faith.

3.7Exchange of Information

.  Licensee shall keep Amarin fully and promptly informed as to its progress and activities in material aspects relating to the Development and Commercialization of the Product in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate Committees at their meetings or directly in writing in English in the event that the Committees are disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by Amarin.  In connection therewith, Licensee shall provide Amarin with such information regarding such progress and activities under the Development Plan or Commercialization Plan, or otherwise relating to the Product, as Amarin may reasonably request from time to time.  In addition, Licensee shall update the JPCC no less than twice per Calendar Year regarding its significant Commercialization activities involving the Product within the Territory for the Field.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.7 shall require Licensee to provide to Amarin any information that Licensee is prohibited from disclosing under Applicable Law.

3.8Minutes of Committee Meetings

.  Definitive minutes of all Committee meetings shall be finalized no later than thirty (30) days after each meeting.  The minutes shall be approved by each Party not later than the first order of business at the immediately succeeding Committee meeting.

3.9Expenses

.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JDC, [***] or meetings or any of the other Committee meetings.

Article 4
Development

4.1Overview

.

4.1.1Overview of Development.  [***]

4.1.2General Development Activities and Development Outside the Territory or Outside the Field; Regulatory Approvals Outside the Territory or Outside the Field.  The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Amarin or its other licensees or sublicensees, as applicable, to (a) perform the General Development Activities as it sees fit and at its sole discretion and at its cost, (b) Develop the Product for use or sale outside the Territory (whether or not for the Field) and (c) obtain or maintain Regulatory Approvals for the Product outside the Territory (whether or not for the Field).  [***]

4.1.3Manufacturing Related Activities.  The Parties shall agree as to the allocation of responsibility with respect to the performance of the developmental aspects of Territory-Specific Analytical Release Testing [***]

4.1.4Certain Additional Restrictions.  Licensee agrees and acknowledges that it and its Affiliates shall not conduct any Development of the Product except in accordance with the Development Plan established pursuant to this Agreement.

4.2Objectives Under the Development Plan

.

4.2.1Development Activities.

(a)Each of the Parties shall use Commercially Reasonable Efforts to carry out their specific Territory Development Activities set forth in the Development Plan in accordance with the time frames set forth therein [***].

(b)Each of the Parties shall use Commercially Reasonable Efforts to carry out the Territory Development Activities for which they are responsible under the Development Plan in accordance with the time frames set forth therein [***]

4.2.2[***]

4.2.3Compliance.  Each Party shall conduct its Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Applicable Laws, GCPs and GLPs.  In addition, neither Party shall use in any capacity, in connection with its Development (or Commercialization) of Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and:

(a)in the event that a Person who is performing services for a Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Laws outside of the U.S.), or

(b)if any action, suit, claim, investigation or legal administrative proceeding is pending or, to a Party’s knowledge, is threatened, relating to the debarment of a Party or any Person used in any capacity by such Party in connection with its Manufacturing, Development (or Commercialization) of Product hereunder;

such Party shall inform the other Party immediately in writing.

4.3Development Plan and Development Budget

.

4.3.1General.  In connection with the Development of the Product in the Territory for the Field, Licensee shall conduct the Territory Development Activities, if any, that are required pursuant to a comprehensive development plan (the “Development Plan”).  The Development Plan shall set forth, among other things, the following (if applicable):

[***]

4.3.2[***]

4.3.3[***]

4.4Development Costs

.

4.4.1[***]

4.4.2[***]

4.4.3[***]

4.5Records, Reports and Information

.

4.5.1General.  Licensee shall, and shall cause each of its Affiliates and permitted Third Party subcontractors to, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work [***].  Amarin shall be given an adequate opportunity, in any event not less than [***], to comment on and approve the drafts of reports resulting from Territory Development Activities conducted under the Development Plan.

4.5.2Status Updates.  Licensee shall provide the JDC with reports detailing its respective Territory Development Activities and the results thereof at least [***] prior to any JDC meeting, but in any event, on at least a Calendar Quarter basis.  Without limiting the foregoing, subject to Applicable Law, Licensee shall [***] after receipt thereof, provide to

Amarin copies of any material documents or correspondence received from any Regulatory Authority related to Territory Development Activities.

4.5.3Access to Records.  Subject to Applicable Law, Amarin shall have the right to review all records under the Development Plan maintained by Licensee at reasonable times, upon written request.

4.6Ownership and Transfer of Development Data

.  [***]

4.7Right to Audit

.  Licensee shall ensure that Amarin’s authorized representatives and any Regulatory Authorities, to the extent permitted by Applicable Laws, may, during regular business hours and upon reasonable advance written notice, no more than once per Calendar Year (unless a previous audit during such Calendar Year revealed an issue) (a) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or any investigator site used by Licensee in the performance of Development of the Product in the Territory for the Field hereunder, and (b) subject to Applicable Laws and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation and work product to the extent reasonably available to Licensee relating to the activities performed by it, the subcontractor or investigator site, including the medical records of any patient participating in any clinical study, in each case generated pursuant to the said Development.  This right to inspect all data, documentation, and work product relating to the Product in the Territory for the Field may be exercised at any time during the Term upon reasonable notice, or such longer period as shall be required by Applicable Laws.  The audit rights described in this Section 4.7 are without limitation of other audit rights described elsewhere in this Agreement.

Article 5
Regulatory

5.1Regulatory Data and Regulatory Materials

.

5.1.1Regulatory Data Generated by Amarin and Licensee.  [***] Amarin shall provide Licensee with the Amarin Know-How, including existing and future (as it may come available during the Term) Regulatory Materials and Regulatory Data for the Product [***].

5.1.2Use of Data by Licensee.  Licensee may only use the Regulatory Materials and Regulatory Data provided by Amarin hereunder for the purposes of Developing or Commercializing the Product and obtaining and maintaining Regulatory Approval for the Product, in each case in the Territory for the Field pursuant to this Agreement.  Amarin and its Affiliates may use the Regulatory Materials and Regulatory Data provided by Licensee hereunder for the purposes of Development, Manufacture and Commercialization of and obtaining and maintaining Regulatory Approval of the Product (a) outside the Territory (whether for the Field or outside Field) and (b) in accordance with Section 2.4, in the Territory in connection with a New Indication for which Amarin is entitled to Develop or Commercialize the Product.

5.1.3Regulatory Materials.  Licensee shall provide assistance to Amarin with the development of the core data sheet.  Licensee shall be responsible for providing the approved local prescriber, and patient-directed, labeling that are proposed or approved for the Commercialization of the Product in the Territory for the Field.

5.2Regulatory Filings and Regulatory Approvals

.

5.2.1General Responsibilities.  Subject to Section 5.2.5, Licensee shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining (a) the Regulatory Approvals for the Product in the Territory for the Field (including in connection with patient information leaflets, labeling and packaging for the Product in the Territory for the Field) and (b) Regulatory Exclusivity for the Product in the Territory for the Field.  Licensee shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory for the Field.  Without limiting the foregoing, subject to Section 5.2.5, Licensee shall use Commercially Reasonable Efforts to seek and obtain Regulatory Approval and Regulatory Exclusivity for the Product in the Territory for the Field.  [***]

5.2.2Ownership of Regulatory Approvals.  For clarity, to the extent allowed by Applicable Laws, all Regulatory Approvals for the Product in the Territory for the Field (other than those related solely to the Manufacture of the Drug Product or Drug Substance, if any, which it is agreed shall be held and owned by Amarin) shall be held and owned by Licensee in its name.  [***]

5.2.3Cost of Regulatory Activities.  All Regulatory Costs incurred from and after the Effective Date in connection with the preparation by or on behalf of Licensee of Regulatory Materials for, and the obtaining of, Product Approvals or Regulatory Exclusivity for the Product in the Territory for the Field, or other activities performed by Amarin pursuant to this Section 5.2, shall be borne solely by Licensee. [***]

5.2.4Reporting and Review.  Licensee shall keep Amarin reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to Product for sale in the Territory for the Field.  Licensee shall provide Amarin, within [***], with copies of all notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to Product for sale in the Territory for the Field; provided, however, that Licensee shall have the right to redact any information to the extent not related to Product.

5.2.5Consultation and Approval Prior to Regulatory Filings.  The Parties shall consult with each other on the strategy for pre-authorization activities (i.e., Regulatory Authority meetings) and post-authorization activities [***].

5.2.6Pre-Registration Meetings.  Upon Licensee’s reasonable request, Amarin and its Affiliates shall provide reasonable support for any pre-registration meetings with Regulatory Authorities for the Product in the Territory for the Field [***].

5.3Communications

.  The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction regarding the Product for the Field [***].  All communications with Regulatory Authorities regarding the Product in the Territory for the Field shall be undertaken as provided in this Agreement.

5.4No Other Regulatory Filings

.  Except as otherwise expressly set forth in this Agreement, Licensee (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for the Product or that are otherwise based on any Amarin Technology.

5.5Rights of Reference

.

5.5.1Licensee’s Rights.  Amarin hereby grants to Licensee (and its Affiliates or permitted Sublicensees) rights to reference, access and use, in association with exercising Licensee’s rights and performing its obligations under this Agreement, Amarin’s Development Data, Regulatory Materials and Regulatory Approvals outside the Territory that are associated with the Product for the Field and any New Indications for which Licensee is a current licensee pursuant to Section 2.4.  Amarin shall promptly transmit to the extent accessible to and Controlled by Amarin all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.

5.5.2Amarin’s Rights.  Licensee hereby grants to Amarin (and its Affiliates or permitted Sublicensees) rights to reference, access and use Licensee’s Development Data, Regulatory Materials and Regulatory Approvals in the Territory to the extent associated with the Product to (a) exercise Amarin’s rights and perform its obligations under this Agreement or (b) for the purposes of obtaining or maintaining Regulatory Approvals of the Product outside the Territory or outside the Field.  Licensee shall promptly transmit to the extent accessible to and Controlled by Licensee all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.  Such rights of reference shall survive the expiration or termination of this Agreement.

5.6Adverse Event Reporting, Safety Data Exchange and Medical Inquiries

.

5.6.1Pharmacovigilance.  Subject to the terms of this Section 5.6.1, each Party shall be responsible for its respective pharmacovigilance obligations for the Product under Applicable Laws.  Licensee, as the intended beneficiary under this Agreement of the privileges of ownership of the Product Approvals for the Product in the Territory for the Field, (or its

designee) shall be responsible for the collection of information relating to Safety Data or Serious Adverse Events associated with the Product in the Territory for the Field and for forwarding such information to Amarin, who shall be responsible for reviewing, assessment, tracking and filing of such information (whether or not Product Approval has been achieved), in each case in accordance with Applicable Laws and this Agreement.  Amarin (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to Safety Data or Serious Adverse Events associated with the Product in the countries outside the Territory, and Licensee (or its designee) shall be responsible for filing with the applicable Regulatory Authorities information related to Safety Data or Serious Adverse Events associated with the Product in the Territory for the Field.  The safety units from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging Safety Data and Serious Adverse Events and other safety information relating to the Product prior to Licensee’s first clinical activity or prior to the first Regulatory Approval in the Territory (whichever is first).  Such written pharmacovigilance agreement shall ensure that Safety Data and Serious Adverse Events associated with the Product and other safety information is exchanged according to a schedule that will permit each Party (and its designees or, solely with respect to Amarin, its (sub)licensees) to comply with Applicable Laws and regulatory requirements in their respective markets.

5.6.2Global Safety Database.  Amarin shall be responsible for maintaining the global safety database for the Product.  The written pharmacovigilance agreement prescribed by Section 5.6.1 shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit Amarin (and each of its designees and sublicensees, as applicable) to comply with Applicable Laws and regulatory requirements in their respective markets. Amarin shall provide Licensee with reasonable access to such global safety database without any compensation to Amarin.  Amarin shall be responsible for developing and maintaining the Core Safety Data Sheet for the Product.

5.6.3Medical Inquiries for the Product.  Following the Effective Date, Licensee, as the intended beneficiary under this Agreement of the privileges of ownership of the Product Approvals in the Territory for the Field, (or its designee) shall be responsible for handling all medical questions or inquiries in the Territory, including all Product Complaints, with regard to any Product sold by or on behalf of Licensee (or any of its Affiliates), in each case in accordance with Applicable Laws and this Agreement.  Amarin shall provide a copy of any standardized responses to medical inquiries, and such other information as Licensee may reasonably request, to Licensee for Licensee’s use with respect to the Product in the Territory for the Field.  Amarin shall [***] forward to Licensee any and all medical questions or inquiries which it receives with respect to the Product sold by or on behalf of Licensee (or any of its Affiliates) in the Territory in accordance with all Applicable Laws, and Licensee shall [***] forward to Amarin any and all medical questions or inquiries that it receives with respect to the Product (a) not sold by or on behalf of Licensee (or any of its Affiliates) in the Territory or (b) outside of the Territory, in each case in accordance with all Applicable Laws.  Notwithstanding the foregoing, Amarin shall be responsible for managing all Product

Complaints related to the Development or Commercialization of the Product in or outside the Territory, and Licensee shall refer all such Product Complaints to Amarin, and Licensee shall reasonably cooperate with the management and resolution of such Product Complaints.  The Parties shall specify in the pharmacovigilance agreement detailed processes (including timing) for the periodic reconciliation of Product Complaints between the Parties.

5.7Regulatory Authority Communications Received by a Party

.

5.7.1General.  Each Party shall immediately inform the other Party of notification of any action by, or notification or other information which it receives from, any Regulatory Authority whether inside the Territory or outside the Territory which (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product whether inside the Territory or outside the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to the Product whether inside the Territory or outside the Territory, or Product Complaints, and which could have an adverse impact on Regulatory Approval or the continued Development or Commercialization of the Product whether inside the Territory or outside the Territory.  Licensee shall be solely responsible for responding to any such communications relating to the Product in the Territory for the Field, and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by Amarin providing to Licensee such information and documentation which is in Amarin’s possession as may be necessary or reasonably helpful for Licensee to prepare a response to an inquiry from a Regulatory Authority with respect to the Product in the Territory for the Field.  Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Regulatory Authority whether inside the Territory or outside the Territory specifically regarding the matters referred to above.  Amarin (or its designee) shall be solely responsible for any communications relating to the Product outside of the Territory or outside the Field.

5.7.2Disclosures.  In addition to its obligations under this Agreement and subject to Applicable Law, each Party shall disclose to the other Party (and in the case of Amarin, Amarin shall have the right, acting reasonably, to subsequently disclose to its designees) the following regulatory information:

(a)all material information pertaining to actions taken by Regulatory Authorities, whether inside the Territory or outside the Territory, in connection with the Product for the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product for the Field, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product for the Field.  Without limiting the generality of the foregoing, each Party shall promptly, but in any event within [***], inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Product for the Field whether inside the Territory or outside the Territory; and

(b)all information pertaining to notices from Regulatory Authorities, whether inside the Territory or outside the Territory, of non-compliance with Applicable Laws in connection with the Product, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product.

5.8Recall, Withdrawal, or Market Notification of Product

.

5.8.1Notification and Determination.  In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market for the Field whether inside the Territory or outside the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than one (1) Business Day, after receipt thereof.  Before Licensee or Amarin (as the case may be) initiates a recall, withdrawal or market notification for the Product in the Territory, the Parties shall promptly meet and discuss in good faith the reasons therefor; provided, that such discussion shall not delay any action that is required to be taken under Applicable Laws in relation to any recall, withdrawal or market notification for the Product.  In all cases Licensee, as the intended beneficiary under this Agreement of the privileges of ownership of the Product Approvals for the Product in the Territory for the Field (and any other New Indication for which Licensee is a current licensee pursuant to Section 2.4), shall determine (and notify Amarin with respect to such determination) whether to initiate any recall, withdrawal or market notification of the Product in the Territory for the Field, and Amarin, acting as the holder of the Product Approval for the Product outside the Territory or outside the Field (and any New Indications for which Licensee is a current licensee pursuant to Section 2.4), shall act on behalf of Licensee in any recall, withdrawal and market notification of the Product outside the Territory or outside the Field (and outside of any New Indications for which Licensee is a current licensee pursuant to Section 2.4).  Amarin shall determine whether to initiate any such recall, withdrawal or market notification of the Product outside the Field (and any New Indications for which Licensee is a current licensee pursuant to Section 2.4) in the Territory, or outside the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, temporary or permanent recall, or “dear doctor” letter) or market notification.  In the event of any such recall, withdrawal or market notification for the Product in the Territory, Licensee or Amarin (as the case may be) shall determine the necessary actions to be taken, and shall implement such action, with the other Party providing reasonable input (which the first Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance, to conduct such recall, withdrawal or market notification.  [***]  Licensee shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 5.8.1.

5.8.2Cost Allocation.  All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product in the Territory for the Field shall be allocated [***].

Article 6
Commercialization

6.1Commercialization in the Territory for the Field

.  During the Term, Licensee shall be solely responsible for Commercializing the Product in the Territory for the Field, which Commercialization shall be in accordance with the Commercialization Plan and the terms of this Agreement.  Licensee shall be responsible for one hundred percent (100%) of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in the Territory for the Field.  Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory for the Field.

6.2Commercialization Plan

.

6.2.1Initial Commercialization Plan.  On an annual basis commencing with the Calendar Year in which the first filing for Regulatory Approval for the Product in the Territory for the Field is expected to be made, Licensee shall prepare a commercialization plan with respect to the Commercialization of the Product in the Territory for the Field pursuant to this Agreement (the “Commercialization Plan”).  The initial Commercialization Plan (i.e., for the Product for the Calendar Year in which the Regulatory Approval is expected to be received) will be prepared by Licensee (the “Initial Commercialization Plan”) at an appropriate and agreed time following the Effective Date [***].

6.2.2Updates to Commercialization Plan.  Following the creation of the Initial Commercialization Plan in accordance with Section 6.2.1 above [***].  Licensee shall conduct all Commercialization of the Product in accordance with the Commercialization Plan and this Agreement.

6.2.3Contents of Commercialization Plan.  Each annual Commercialization Plan shall include, among other things, a summary of the following items in connection with the Commercialization of the Product in the Territory for the Field:

[***]

6.3Licensee’s Performance

.

6.3.1Specific Commercialization Obligations.  Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of the Product in the Territory for the Field by Licensee hereunder:

[***]

6.3.2Commercialization Plan.  Without limiting the obligations of Licensee under Sections 6.3.1, Licensee shall use Commercially Reasonable Efforts to carry out the Commercialization activities in the Commercialization Plan in accordance with the time frames set forth in the Commercialization Plan.

6.4Pricing

.  Amarin shall provide assistance to Licensee in preparing applications for pricing approvals (including any supportive pharmaco-economic data & analysis available to Amarin) and assist in discussions with government and private insurers on reimbursement matters for the Product in the Territory for the Field (and any New Indications for which Licensee is a current licensee in accordance with Section 2.4).  Licensee shall submit to Amarin for its review and comment all relevant documents to be filed with Governmental Authorities in connection with pricing of the Product in the Territory for the Field.  [***].

6.5[***].

6.6Reports

.  Without limiting Licensee’s quarterly reporting obligations under Section 8.4 with respect to Net Sales, Royalty Payments and Sublicense Revenue, Licensee shall (a) [***], provide Amarin a reasonably detailed report regarding its significant Development and Commercialization activities involving Product [***]; and (b) [***], provide Amarin the number of prescriptions written (aggregated by province) to the extent such number of prescriptions written can be provided by IMS (or a similar internationally recognized information service).

6.7Compliance

.

6.7.1Reporting.  Licensee shall ensure that all government reporting (including price and gift reporting), and sales, marketing and promotional practices, in respect of the Product in the Territory for the Field meet the standards required by Applicable Laws, including Anti-Corruption Laws, the Food and Drugs Act and all regulations and other guidelines concerning the advertising of prescription drug products.  Each of Amarin and Licensee shall reasonably cooperate with the other Party to provide the other Party access to any and all information, data and reports required by the other in order to comply with the provisions of Applicable Laws required in the respective jurisdictions in which each Party sells the Product, including reporting requirements, in a timely and appropriate manner.  Each Party shall ensure that its reporting under governmental healthcare programs in the Territory related to the Product is true, complete and correct in all material respects; provided, however, that a Party shall not be held responsible for submitting erroneous reports if such deficiencies result from information provided by the other Party which itself was not true, complete and correct.  For clarity, Licensee shall not promotionally interact with any U.S. licensed physicians, nor engage in any activity that would result in a transfer of value to any such U.S. licensed physician in connection with the Product; provided that (i) the foregoing restriction shall not apply to dual-licensed physicians practicing within the Territory, and (ii) in the event that the Licensee intends to engage in any non-promotional interactions with U.S. licensed physicians for purposes of supporting the market for the Product, Licensee shall obtain the prior consent to such interactions from, and conduct such interactions in accordance with any guidance provided by, Amarin.  For clarity, Licensee shall use commercially reasonable efforts to report any such interactions to Amarin, and the Parties shall discuss and agree within the JPCC regarding the methodology (if any) that would enable Licensee to meet its obligations under this Section 6.7.1 and which would enable Amarin to comply with Applicable Law.

6.7.2Corporate Compliance Program.  Each Party shall maintain a comprehensive corporate compliance program that is compliant with Applicable Laws; provided, however, that, whether or not required by Applicable Laws, such compliance program will include a mechanism for its employees and the public to report, anonymously if they choose, any concerns about potential illegal activity relating to the Commercialization of the Product.  Each Party’s compliance program will require such Party to investigate any such report of wrongdoing.  Subject to Applicable Law, a Party shall provide written copies in English of any reports of any investigations related to the Product initiated by Governmental Authorities in the Territory as to the knowledge of such Party to the other Party upon the other Party’s request.

6.7.3General Compliance Obligations.  Licensee specifically agrees, on behalf of itself and its Affiliates, and its and their respective officers, directors and employees (together with Licensee, the “Representatives”), to, and to use Commercially Reasonable Efforts to cause its subcontractors and Sublicensees to, comply with Applicable Laws and, specifically, in connection with the subject matter of this Agreement:

(a)To not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to:  (i) any Government Official in order to influence official action; (ii) any individual or entity (whether or not a Government Official) in violation of Anti-Corruption Laws; or (iii) any individual or entity (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, the individuals or entities for the purposes listed in clauses (i) and (ii) above.

(b)To not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c)To comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause either Party or its Affiliates to be in violation of any such laws or policies.

(d)To the knowledge of Licensee, no Representative, subcontractor or Sublicensee that will participate or support its performance of its obligations hereunder has, directly or indirectly, (i) paid, offered or promised to pay or authorized the payment of any money, (ii) given, offered or promised to give or authorized the giving of anything else of value or (iii) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((i), (ii) and (iii)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

(e)To acquire and maintain all applicable licenses, permits, qualifications, approvals or authorizations by the competent Governmental Authority in each jurisdiction in which it operates, in accordance with Applicable Laws.

(f)Licensee shall promptly provide Amarin with written notice of the following events:  (i)  upon becoming aware of any actual or alleged breach or violation by Licensee or its Representative or of any obligation in this Section 6.7 or (ii)  upon receiving a formal notification that it is the target of an investigation by a governmental authority for a violation of the Anti-Corruption Laws or upon receipt of information from any of the Representatives connected with this Agreement that any of them is the target of an investigation by a governmental authority for a violation of the Anti-Corruption Laws.

As between Amarin and Licensee, Licensee shall be responsible for any breach of any obligation under this Section 6.7 or of the Anti-Corruption Laws by any of its Representatives.

6.7.4Non-Compliance.  On the occurrence of any of the following events:

(a)Amarin becomes aware of, whether or not through a Compliance Audit, that Licensee or any of its Representatives is in breach or violation of any obligation in this Section 6.7 or of the Anti-Corruption Laws; or

(b)notification is received under Section 6.7.3(f)(i) relating to any suspected or actual violation of the Anti-Corruption Laws by Licensee or any of its Representatives,

then, in either case ((a) or (b)), Amarin shall have the right, in addition to any other rights or remedies under this Agreement or to which Amarin may be entitled in law or equity, to:  (i) take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by Licensee or any of its Representatives of the Anti-Corruption Laws; and (ii) terminate this Agreement in its entirety immediately upon written notice to Licensee:  (A) in the event that the breach or violation by Licensee which is the subject of the notice to Amarin pursuant to Section 6.7.3(f)(i) is material and is confirmed by an internal investigation of the compliance team of Licensee, and has not been cured to the reasonable satisfaction of Amarin within [***] after receipt of such notice by Amarin (provided, that Amarin shall have the right, acting reasonably, to challenge the finding of Licensee’s internal investigation and, upon exercising such right, the Parties agree to cooperate with, and submit any and all evidence in connection with such investigation to, an internationally recognized law firm mutually selected by the Parties in order to resolve such dispute within [***] after such submission and the Parties agree to be bound by the final decision rendered in connection therewith); or (B) in the event that an investigation which is the subject of the notice by Licensee to Amarin pursuant to Section 6.7.3(f)(i) is concluded with a finding that Licensee violated the Anti-Corruption Laws in any material respect.

6.7.5Compliance Certification.  Within [***] of each anniversary of the Effective Date (i.e., once per Calendar Year on the anniversary of the Effective Date), Licensee shall submit to Amarin a written certification by an appropriate corporate officer of Licensee, in a form acceptable to Amarin, regarding Licensee’s (and its Sales Representatives, as applicable) compliance with the terms of this Section 6.7.

6.7.6Disclaimer.  Licensee acknowledges that compliance with the Anti-Corruption Laws and other Applicable Laws in the Territory by it and its Representatives is the responsibility of Licensee under this Section 6.7, and Licensee agrees that Amarin shall have no liability to Licensee or any of its Representatives by reason of Amarin’s exercise (or failure to exercise) its rights or performance of its obligations under this Section 6.7.

6.8Compliance Audit

.  For the Term, Licensee shall, for the purpose of auditing and monitoring the performance of its compliance with this Agreement and particularly its compliance obligations hereunder, permit Amarin and its Affiliates or its or the auditors of any of them to have once per Calendar Year (or more frequently upon a showing of good reason), upon reasonable notice, access to any premises of Licensee or its Affiliates used in connection with this Agreement (“Compliance Audit”).  To the extent that any Compliance Audit by or on behalf of Amarin requires access and review of any commercially or strategically sensitive information of Licensee or its Affiliates relating to the business of Licensee or its Affiliates, such activity shall be carried out by a Third Party professional advisor appointed by Amarin that is reasonably acceptable to Licensee and such professional advisor shall only report back to Amarin such information as is directly relevant to informing Amarin on Licensee’s compliance with the particular provisions of this Agreement being Compliance Audited (and shall enter into a commercially reasonable confidentiality agreement with Licensee consistent with the foregoing).  The costs and fees of any such Compliance Audit [***] The audit rights described in this Section 6.8 are without limitation of other audit rights described elsewhere in this Agreement.

6.9Provisions Applicable to Sales Representatives and/or Medical Science Liaisons

.

6.9.1General.  Licensee shall, and shall cause its Sales Representatives to, conduct all details with respect to the Product and perform its other Commercialization activities under this Agreement in the Territory in adherence with Applicable Laws and Regulatory Approvals.

6.9.2Compensation.  Licensee shall be solely responsible for (a) any compensation that is payable to its Sales Representatives (including with respect to any employee benefit plan), (b) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Licensee (or its Affiliates) or any of its Sales Representatives or Medical Science Liaisons, and (c) any failure of Licensee (or its Affiliates) to withhold or pay required taxes or failure to file required forms with regard to compensation and benefits paid or extended by Licensee (or its Affiliates) to any of its Sales Representatives or Medical Science Liaisons.

6.9.3Training.  Licensee shall be solely responsible for training, and all costs associated with such training, its Sales Representatives and Medical Science Liaisons in respect of the Product for use in the Territory for the Field (including any New Indications for which Licensee is a current licensee pursuant to Section 2.4) using Commercially Reasonable Efforts and in all cases in accordance with Applicable Laws, including timely reporting of any adverse events with respect to the Product.  Such training will include, among other topics, Health Canada requirements and other national and local regulations and industry guidelines, including those set forth in Section 6.7.1 above.  Amarin shall make available upon Licensee’s reasonable request medical and sales training materials for the Product for use by Licensee pursuant to this Agreement.

6.9.4Acts of Sales Representatives and Medical Science Liaisons.  For the avoidance of doubt, Licensee shall be solely responsible for any act or omission of its Sales Representatives and Medical Science Liaisons while interacting with healthcare professionals or performing any Commercialization activities for and on behalf of Licensee.  Licensee shall be solely responsible and liable for all probationary and termination actions taken by it with respect to its Sales Representatives and Medical Science Liaisons, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written compliance policies, and probationary and termination policies) applicable to its employees and contractors.  Licensee shall ensure that its policies require a clear delineation between the promotional and medical activities, including training both its Sales Representatives and Medical Science Liaisons on the differentiation of their roles under Applicable Laws.  [***]

6.10Promotional Materials.

6.10.1Creation of Promotional Materials.  Licensee will create and develop Promotional Materials for the Territory in accordance with the Regulatory Approvals and Applicable Laws and at Licensee’s sole cost and expense, in each case based (to the extent consistent with such Regulatory Approvals and Applicable Laws) on commercial rationale and on promotional materials used by Amarin in the U.S. (copies of which shall be provided by Amarin to Licensee at Licensee’s reasonable request).  [***], Licensee shall provide samples thereof to Amarin in English for its information and use prior to distributing such Promotional Materials (for clarity, such samples need only be submitted for each different type of Promotional Material, as opposed to each item of Promotional Material needing to be submitted).  Any new samples of Promotional Material for the Territory made thereafter will be provided to Amarin for its information and use, subject to the licenses and restrictions granted hereunder.  To the extent Licensee includes any Amarin trademarks in the Promotional Materials for the Territory, Licensee shall comply with Amarin’s then current guidelines for trademark usage.

6.10.2Inclusion of Logos on Packaging and Promotional Materials.  To the extent permitted or required by Applicable Laws and subject to obtaining necessary Regulatory

Authority approvals, with respect to Product to be sold by or on behalf of Licensee (or any of its Affiliates) in the Territory, the Amarin Housemark and the Licensee Housemark shall be given equal prominence on all package inserts utilized by Licensee.  Amarin hereby grants to Licensee a non-exclusive, royalty-free right and license during the Term to utilize the Amarin Housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by Licensee hereunder in accordance with the terms of this Agreement.  Licensee hereby grants to Amarin a non-exclusive, royalty free right and license during the Term to utilize the Licensee Housemark (including all trademarks, names and logos) in order to perform the Manufacturing and other activities to be performed by or on behalf of Amarin under the terms of this Agreement.  Each Party shall only use the Housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s Housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos.  Each Party shall submit representative samples of its use of the other Party’s Housemark for review by the JPCC.  Neither Party will take any action that will interfere with or diminish the other Party’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner.  Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.

6.10.3Licensee Ownership of Promotional Materials.  Subject to Article 14, Licensee shall own all right, title and interest in and to any Promotional Materials created by Licensee hereunder relating to the Product in the Territory for the Field [***] including copyrights, but excluding trademarks (including the Licensed Trademarks), names, logos and other marks owned by or on behalf of Amarin or its Affiliates.

6.10.4Use of Promotional Materials Exclusively for the Product.  The Promotional Materials, and any aspects of those uniquely tied to the Product, shall be used by Licensee (and its Affiliates, Sublicensees, subcontractors, and Distributors) in connection with the Commercialization of the Product in the Territory for the Field in accordance with the terms of this Agreement, and Licensee shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement.

6.11Product Trademark and Product Trade Dress

.

6.11.1Licensed Trademark.  Licensee shall Commercialize the Product in the Territory for the Field under the Licensed Trademarks.  For clarity, the Parties acknowledge and agree that it is their mutual intention that Licensee Commercialize the Product in the Territory for the Field under the Licensed Trademark.  Licensee shall not employ any alternative trademarks or trade dress without obtaining Amarin’s prior written approval.

6.11.2Use and Ownership of Licensed Trademarks.  All uses of the Licensed Trademarks by Licensee (and its Affiliates, Sublicensees, subcontractors, and Distributors) to identify and/or in connection with the Commercialization of the Product in the Territory for the Field shall be in accordance with Regulatory Approvals and all Applicable Laws, Amarin’s quality control guidelines for the Licensed Trademarks, as may be amended from time to time, and shall be subject to the approval of Amarin in its reasonable discretion.  Licensee (and its Affiliates) shall only use the Licensed Trademarks pursuant to the terms of this Agreement to identify, and in connection with the Commercialization of, the Product in the Territory for the Field.  Licensee shall not (and shall cause its Affiliates, Sublicensees, subcontractors, and Distributors not to) use such Licensed Trademark to identify, or in connection with the marketing of, any other products.  Amarin shall own and retain all rights to the Licensed Trademarks (in each case, together with all goodwill associated therewith throughout the Territory), and Licensee shall assign (and shall cause its Affiliates, Sublicensees, subcontractors, and Distributors to assign), and hereby does assign, to Amarin, all of its and their right, title and interest in and to such Licensed Trademarks.  [***]  Amarin shall also own rights to any Internet domain names incorporating the Licensed Trademark or any variation or part of the Licensed Trademark as its URL address or any part of such address.  Licensee shall not establish any Internet domain name or URL incorporating the Licensed Trademark without the prior written consent of Amarin, which consent shall not be unreasonably withheld.  The Parties hereby agree and acknowledge that nothing contained herein shall limit Amarin’s right to use the Licensed Trademark outside the Field or outside the Territory.

6.11.3Maintenance of Licensed Trademark.  During the Term, Amarin shall use Commercially Reasonable Efforts to establish, maintain and enforce the Licensed Trademark in the Territory and shall bear all costs and expenses relating thereto.

6.11.4Infringement of the Licensed Trademark.  In the event that either Party becomes aware of any infringement of the Licensed Trademark by a Third Party in the Territory, [***].

6.11.5Trademark Acknowledgments.  Each Party acknowledges the sole ownership by the other Party and validity of all copyright, trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of the Product in the Territory for the Field.  Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which would reasonably be expected to adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product.  Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any Applicable Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Applicable Laws, without the other Party’s prior written consent (in its reasonable discretion).

6.12Global Branding Strategy

.  Amarin shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging, for the Product for the Field throughout the world (the “Global Branding Strategy”).  [***]  Nothing in this Section 6.12 shall be construed to derogate from Licensee’s ultimate right and responsibility to use Commercially Reasonable Efforts to Commercialize the Product in the Territory for the Field in accordance with the terms and conditions of this Agreement.

6.13Commercialization Data

.

6.13.1Licensee shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Territory for the Field [***] (the “Commercialization Data”).  Upon request from Amarin, subject to Applicable Law, Licensee shall provide to Amarin a copy of the Commercialization Data, including promotional materials, marketing strategies, market research data, and lists of Licensee’s customers, in each case, to the extent relating to the Product.

6.13.2Subject to Applicable Law and the confidentiality obligations set forth herein, Licensee hereby grants to Amarin a royalty-free, fully paid-up, perpetual, irrevocable, exclusive right and license to use all such Commercialization Data (and the right to grant its Affiliates and Third Parties the right to use such Commercialization Data) solely in connection with the Development and Commercialization of the Product outside the Territory or outside the Field.  Notwithstanding the foregoing, Licensee’s obligation to provide Commercialization Data and Amarin’s right to use such data shall be performed, or exercised, respectively, in all instances in accordance with all Applicable Laws, including, without limiting the foregoing, any data privacy laws.

Article 7
Supply

7.1General

.  Amarin shall use Commercially Reasonable Efforts to Manufacture (or have Manufactured) and supply, on an exclusive basis, all quantities of the Drug Product, duly forecasted and ordered by Licensee pursuant to this Article 7 for commercial use in the Territory for the Field, in each case in accordance with the terms of this Article 7 and the Quality Agreement.

7.2Manufacture

.  Amarin or its designated Third Party shall be responsible [***] for the Manufacture of Drug Product to be Commercialized in the Territory for the Field.  Amarin or its designated Third Party shall ensure that all such Manufacturing shall comply with Applicable Laws, GMPs and the Regulatory Approvals for the Product in the Territory for the Field, including the Product Specifications.  [***].

7.3Forecasting and Ordering

.

7.3.1Forecast.  Licensee shall furnish the first forecast under this Section 7.3 no less than [***] before the anticipated First Commercial Sale (the “Initial Forecast Date”).  On the Initial Forecast Date and on the first day of each calendar month thereafter (each a “Forecast Date”), Licensee shall furnish Amarin a [***] forecasted demand for Drug Product that Licensee expects to be delivered on a monthly basis (each a “Forecast”).  [***] All Purchase Orders for commercial Drug Product and professional samples must be delivered to Amarin [***] prior to requested delivery date.  In the event that the foregoing Forecasts change over time based on commercial or regulatory developments or other factors, the Parties shall meet to discuss in good faith the reasonable ability of Amarin to accommodate any such change and an equitable allocation between the Parties of any resulting costs and expenses.

7.3.2Long Range Capacity Planning; Supply Chain Improvements.  Concurrent with the initial Forecast, for the purposes of discussion and planning of manufacturing capacity Licensee shall provide a non-binding forecast of Drug Product needs for the [***] following that specified in the then current Forecast as described in Section 7.3.1 (“Long Range Forecast”).  [***]

7.3.3Orders.  On each Forecast Date, in addition to the Forecast specified in Section 7.3.1, Licensee shall for the Term deliver to Amarin a purchase order or orders specifying the quantities of the Drug Product for delivery on a monthly basis in the [***] beginning on the Forecast Date, as well as the location of delivery and desired delivery date for each delivery (each a “Purchase Order”).  After delivery of the [***]Forecasts, each such Purchase Order shall provide for aggregate quantities for delivery in such Calendar Quarter as set forth in the Forecast for such Calendar Quarter given one (1) Calendar Quarter earlier than the Forecast Date on which such Purchase Order is placed (see Schedule 7.3 for Forecast methodology); provided, however, that, to the extent a Purchase Order sets forth quantities that are no less than [***], and no more than [***], of the quantities contained in such Forecast, then Amarin will use Commercially Reasonable Efforts to accommodate such amounts.  Unless agreed separately between the Parties, each Purchase Order shall specify no more than one (1) delivery date for the Drug Product in each calendar month.

7.3.4Receipt and Acceptance.  Subject to the terms and conditions of this Agreement, Amarin shall use Commercially Reasonable Efforts to supply, and Licensee shall purchase, all Drug Product and professional samples forecasted in the binding period or ordered and specified in a Purchase Order.  Purchase Orders may be delivered electronically or by other means to such location as Amarin shall designate and shall be in a form reasonably acceptable to Amarin.  Amarin shall provide written confirmation of such Purchase Order to Licensee [***] of receipt of such Purchase Order (the date of such written confirmation, the “Purchase Order Acceptance Date”).  Absent formal confirmation of such Purchase Order [***] following delivery of any such Purchase Order to Amarin, such Purchase Order shall be deemed accepted by Amarin.  Amarin shall accept any Purchase Order for Drug Product consistent with the most recent Forecast.  If a Purchase Order, whether or not accepted, exceeds such applicable maximum, the Parties shall seek to agree on a reasonable manner of proceeding.  Amarin shall use Commercially Reasonable Efforts to supply any amount of Drug Product that Licensee orders pursuant to Section 7.3.3 in excess of the maximum amount deliverable under the ordering and forecasting procedures specified herein, but, in any event, such efforts shall not be construed as an obligation hereunder and in no event shall Amarin be deemed in breach of this Agreement by means of a failure to provide Drug Product in excess of the forecasted amount.  Nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement or the Quality Agreement, and in the event of a conflict between the terms such Purchase Order (or written acceptance, as applicable) and the terms of this Agreement (or the Quality Agreement, as applicable), the terms of this Agreement (or the Quality Agreement, as applicable) shall control.  All Purchase Orders, written acceptances of Purchase Orders and other notices contemplated under this Section 7.3 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time in accordance with Section 16.3.  In addition, (i) Amarin shall not be liable for any delays related to transportation or customs delays, changes or other matters applicable to any camera-ready artwork or other materials or information provided by Licensee, and (ii) the Parties acknowledge that delivery times for clinical quantities may vary.

7.4Price, Invoicing, and Cost of Goods Audit

.

7.4.1Price.  The “Price” per strength for the Product is as follows:

[***]

7.4.2Invoice.  Each delivery of Drug Product hereunder for Commercialization shall be accompanied by an invoice setting forth the Standard Price for such shipment.  Licensee will make payment against each invoice, within the earlier of (a) [***] after obtaining the affirmative drug testing report at the destination port for the Product covered by a given invoice (provided, that Licensee shall deliver a copy of such drug testing report in English to Amarin within such [***] time period) or (b) [***] after the Product arrives at the destination port.

7.4.3Cost of Goods Variance.  No later than [***] after the end of each Calendar Year, Amarin will provide Licensee with its calculation of the variance between the Standard Price and the actual Price for the previous Calendar Year.  If there is a variance between the Standard Price and actual Price for such Calendar Year, then Amarin will promptly issue Licensee an invoice or credit memo, as applicable, for the amount of such variance.

7.4.4Cost of Goods and Price Audit.  Licensee shall have the right to audit the calculation of Amarin’s Cost of Goods and Price.  Such audit shall be carried out in the same manner as the audit provisions of Section 8.10 which shall apply mutatis mutandis to both Parties to facilitate such right of audit; provided that such audits shall not occur at any time during which Amarin is being audited by its external auditors.

7.5Shipping and Delivery

.

7.5.1Delivery.  Subject to the terms and conditions of this Agreement, Amarin shall ship (or have shipped) to Licensee in accordance with this Section 7.5 the quantity of the Drug Product specified in each accepted Purchase Order in accordance with the delivery dates specified in the accepted Purchase Order, provided such dates comply with the lead time for such Drug Product.  Any shipment delivered that is within [***] of the quantity of Drug Product ordered and delivered no later than [***] after the delivery date specified in the relevant Purchase Order will be considered as delivered on time.  [***].

7.5.2Shipment Terms.  Drug Product shall be supplied to Licensee EXW (Incoterms 2010) (Amarin’s or its designated Third Party’s facility).  Delivery shall occur, and title and risk of loss will pass to Licensee at Amarin’s or its designated Third Party’s facility.  Drug Product shall be shipped at Licensee’s expense via a carrier identified by Licensee in the applicable Purchase Order; provided, that (a) such carrier shall be one that can transport and maintain such Drug Product in accordance with Product Specifications [***], and (b) in the event that Licensee fails to identify a carrier, Amarin may choose a carrier at its own reasonable discretion, at Licensee’s expense.

7.5.3Retention.  Unless the Parties agree otherwise, Amarin will maintain or cause to be maintained analytical samples of each Drug Product in storage for a time period based upon Amarin’s sample retention policy and Applicable Law.

7.6Quality and Compliance

.

7.6.1Quality Agreements.  The Quality Agreements will set forth the Parties’ quality and compliance obligations with respect to Manufacture of the Drug Product and Amarin’s quality and compliance obligations with respect to Manufacture of the Drug Substance used in the Drug Product.  Licensee and Amarin agree to comply with the requirements and provisions set forth in the Quality Agreements.  The Quality Agreements will set forth in greater detail many of the responsibilities and obligations set forth herein.  In the event of a conflict between the terms of the Quality Agreements and the terms of this Agreement, the terms of this Agreement shall prevail.  The Parties shall execute the Quality Agreements [***], or such other time-frame as otherwise agreed between the Parties.

7.6.2Notice of Non-Conformance.

(a)Amarin shall supply to Licensee the applicable batch number for the Drug Product delivered as well as such other information as the Parties may set forth in the Quality Agreement with respect to the Manufacture of the Product (a “Manufacturing Certificate of Analysis and Compliance”) for all Drug Product shipped to Licensee hereunder.  Licensee shall promptly on receipt of each shipment of Drug Product hereunder inspect, or cause to have inspected, each shipment of such Product for any damage, Defect or shortage, and cause to be tested by the qualified drug testing institution at the destination port in the Territory of each shipment of such Product for any quality issues, within a reasonable period of time and give Amarin written notice of any such damaged, defective or short shipment or any shipment of such

Product with quality issues (a “Notice of Non-Conformance”).  All testing shall be conducted in accordance with the Product Specifications, Applicable Law and the Quality Agreement.  “Defect” and “Defective” refer to Drug Product that fails to meet the representations and warranties set forth in Section 10.2.1(k) as of the date of delivery.

(b)Latent Defects shall be communicated to Amarin, together with appropriate detail, via a Notice of Non-Conformance, without undue delay after such Latent Defect is first discovered by Licensee (or Licensee otherwise is notified of such Latent Defect), but in all cases within [***], and thereafter such Latent Defect shall be handled as set forth in the remainder of this Section 7.6 and/or the Quality Agreement, as applicable.  For purposes of this Section 7.6.2(b), “Latent Defects” shall mean those defects that could not reasonably be expected to be discovered by inspection or testing by Licensee or its designee as described in Section 7.6.2(a).  Notwithstanding the foregoing, Licensee must submit a Notice of Non-Conformance, if at all, with respect to Drug Product no later than [***] from the date of delivery of such Drug Product.

7.6.3Notification of Significant Quality Issues.  As set forth in the Quality Agreements, the Parties shall notify each other of the occurrence of a confirmed out-of-specification or out-of-trend (“OOS”) result or major process deviation relating to the Product and/or Drug Substance in the Territory.  The Parties agree to consult on all quality decisions regarding any OOS result or major process deviations involving the Drug Product and/or Drug Substance that is intended for the Territory.

7.6.4Audits.  Licensee, together with any Regulatory Authorities having jurisdiction over Licensee or the Product, shall have access to Amarin’s manufacturing facilities associated with the Drug Product or Drug Substance at a mutually agreeable time (or as otherwise required by Applicable Law) for the sole purpose of auditing the facilities for operational compliance with GMPs and Applicable Law, the terms of this Agreement, and the content of the respective Quality Agreement for Drug Product and Drug Substance.  The audit rights described in this Section 7.6.4 are without limitation of other audit rights described elsewhere in this Agreement.  Unless otherwise required by Applicable Law or a Regulatory Authority, the audit rights described herein may be exercised by Licensee only one time each Calendar Year in the country where the manufacturing facility being audited is located.

7.7Disputes and Remedies

.

7.7.1Disputes.  If Licensee timely delivers a Notice of Non-Conformance in respect of all or any part of a shipment of the Drug Product and Amarin does not agree with Licensee’s determination that the Drug Product fails to meet the Product Specifications (or there is a short shipment), the Parties shall in good faith attempt to resolve such dispute.  Amarin and Licensee shall [***] to resolve such dispute regarding whether all or any part of such shipment of Drug Product was Manufactured in conformance with the Product Specifications (or there is otherwise a short shipment).  In the event of such a dispute, Licensee shall retain samples of such Drug Product and make such samples available to Amarin at Amarin’s reasonable request.  If the dispute regarding whether all or any part of a shipment of Drug Product rejected by Licensee was Manufactured in conformance with the Product Specifications (or there is a short shipment) is not resolved in such [***] period, then the Parties shall submit the samples of such Drug Product to the drug testing institution in the Territory used by Licensee for re-testing.  The results of such drug testing qualified institution’s re-testing shall be final and binding on the Parties, and if such Drug Product is determined to meet the Product Specifications (or is otherwise determined not to be a short shipment, as applicable), then Licensee shall pay for the costs of such drug re-testing; otherwise Amarin shall pay for such costs.

7.7.2Remedies.

(a)In the event any shipment of Drug Product is timely rejected pursuant to this Section 7.7 solely as a result of such Drug Product being Defective, then (a) Licensee shall, at the direction of Amarin, either [***].  For clarity, a shipment of Drug Product that is a short shipment shall not be subject to return by Licensee.

(b)[***]

7.8Shortages

.  In the event that Amarin anticipates the materials and/or Manufacturing capacity of Amarin or its Third Party manufacturer required to Manufacture and deliver the Drug Product to Licensee is to be in short supply, Amarin shall promptly notify Licensee of such shortage and the Parties shall promptly meet to discuss the shortage.  [***]  Amarin shall use its Commercially Reasonable Efforts to minimize the duration of any shortage.  Licensee shall maintain reasonable safety stock of Drug Product of at least [***] of safety stock of the Product based on the [***] portion of the most recent Forecast.

7.9Product Specification and Manufacturing Changes

.  Neither Party shall make any Product Specification changes and/or Drug Product or Drug Substance Specification changes as it pertains to the Product to be supplied in the Territory for the Field without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  In the event of such consent, the Parties shall enter into a written supplemental agreement with respect to the division of responsibilities for obtaining Regulatory Approvals for the Product with respect to such changes and the cost to be assumed by each Party in connection therewith.  [***] Each Party shall provide the other Party with all necessary documentation and information required for preparing the applicable Regulatory Materials with Health Canada; provided that all applicable Regulatory Materials shall be prepared and filed by the Parties in accordance with the provisions of Article 3.  [***]  Notwithstanding the foregoing and the forecasting and ordering provisions under Section 7.3, Amarin shall use Commercially Reasonable Efforts to ensure the sufficient supply of Product to Licensee during the transitional period for the changes set forth in this Section 7.9.  Amarin and Licensee shall discuss means to ensure supply throughout this transition period and the Parties may be required to hold a safety stock of Product at each of their respective sites to mitigate any supply shortages that may occur as a result of such changes.  For clarity, changes made with respect to the facilities or other sites that are applicable to the supply of Product outside the Field or outside the Territory, or otherwise not applicable to the

Regulatory Materials filed with Health Canada with respect to the supply of the Product in the Territory for the Field, will not be subject to this Section 7.9.  The Quality Agreement shall further set out the Parties’ respective rights and obligations in respect of changes to the Product, Product Specifications, Drug Product, Drug Substance Specifications and manufacturing facilities.

7.10Supply Obligations

.  Notwithstanding anything to the contrary contained herein, the obligations of Amarin under this Article 7, including the obligations to Manufacture and supply Drug Product to Licensee hereunder, and Licensee’s obligations to purchase solely from Amarin, shall continue during the Royalty Term and, so long as Licensee desires to continue purchasing the Drug Product, shall continue after the end of the Royalty Term, in accordance with Section 8.3.2.

Article 8
PAYMENTS

8.1Upfront Payment

. Licensee shall pay to Amarin an upfront amount equal to Five Million Dollars ($5,000,000) (the “Upfront Payment”) in two (2) installments of Two Million Five Hundred Thousand Dollars ($2,500,000) each for the grant of Commercialization rights for the Product in the Territory for the Field and other services provided by Amarin (outside of the Territory) hereunder.  The first such installment shall be paid on the Effective Date and the second such installment shall be paid on the six (6) month anniversary of the Effective Date.  Each such installment shall be paid by wire transfer of immediately available funds into an account designated in writing by Amarin.  The Upfront Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

8.2Milestone Payments

.  Licensee shall pay to Amarin the milestone payments described in this Section 8.2 following achievement (first occurrence) of the corresponding milestone event.  A Party shall promptly notify the other Party in writing of, but in no event later than [***] after, the achievement (first occurrence) of each such milestone event (each, a “Milestone Notification Notice”) achieved by it.  Licensee shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Amarin [***] after the date of the Milestone Notification Notice; provided, however, that in no event shall a failure to deliver a Milestone Notification Notice relieve Licensee of its obligation to pay Amarin the milestone payments described in this Section 8.2.  Each such milestone payment shall be payable only once regardless of how many times the milestone event is achieved.  Each such milestone payment is nonrefundable and noncreditable against any other payments due hereunder.

8.2.1Regulatory Milestones.  Licensee shall make the following payments to Amarin upon achievement of any of the milestone events set forth in the table directly below with respect to the Product:

[***]

8.2.2Sales Milestones.  Licensee shall make the following additional payments to Amarin for the exclusive rights and use of Amarin Technology in the Territory as shown in the table directly below the first time that annual Net Sales in the Territory reach the indicated Net Sales thresholds (the “Annual Net Sales Threshold”).

[***]

8.3Royalty Payments; Sublicense Revenue

.

8.3.1Royalty Payments.  As further consideration for the exclusive license  to the Amarin Technology granted to Licensee under this Agreement, Licensee shall pay to Amarin tiered payments (“Royalty Payments”) at the following rates (the “Royalty Rates”) based on aggregate annual Net Sales of Product in the Territory for all or any portion of the Calendar Year falling within the Royalty Term for such Product:

[***]

8.3.2Expiration of Royalty Term.  If Licensee continues to Commercialize the Product following expiration of the Royalty Term, then in consideration of the continuing value of the Amarin Know-How, the Licensee will pay Amarin a royalty on aggregate annual Net Sales of the Product by Licensee at a royalty rate of [***].

8.3.3Sublicense Revenue.  In addition to other amounts due under this Section 8.3, Licensee will pay Amarin [***] (“Sublicense Revenue Payment”).

8.4Royalty Reports and Payment Procedures

.  Licensee shall calculate all (a) Royalty Payments with respect to Net Sales, and (b) Sublicense Revenue, payable to Amarin pursuant to Section 8.3 at the end of each Calendar Quarter, which amounts shall be converted to U.S. Dollars at such time in accordance with Section 8.6.  Licensee shall provide a written estimate of Sublicense Revenue received and Net Sales during the just ended Calendar Quarter within [***] of the end of such Calendar Quarter.  Thereafter, Licensee shall pay to Amarin the Royalty Payment due for Net Sales, and Sublicense Revenue Payment due for Sublicense Revenue, during a given Calendar Quarter within [***] following the end of such Calendar Quarter.  Each Royalty Payment and Sublicense Revenue Payment due to Amarin shall be accompanied by (i) a statement of the amount of gross sales of the Product in the Territory, and gross Sublicense Revenue received, during the applicable Calendar Quarter (such amounts expressed in local currency and in U.S. Dollars converted at the relevant time in accordance with Section 8.6), (ii) a summary calculation of Net Sales in the Territory, showing each deduction provided for in the definition of “Net Sales” during such Calendar Quarter, and (iii) a calculation of the amount of the Royalty Payment due on such Net Sales, and the Sublicense Revenue Payment due on such Sublicense Revenue, for such Calendar Quarter.  Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees (if any) to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

8.5Taxes

.

8.5.1Each of the Parties, respectively, shall pay and/or withhold taxes in accordance with Applicable Laws.

8.5.2VAT.  The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Licensee to Amarin under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement.  For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT.  In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensee shall pay such VAT, and the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Amarin receives a sum equal to the sum which it would have received had such VAT not been due. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Amarin will provide to Licensee tax invoices showing the correct amount of VAT in respect of such payments hereunder.

8.6Withholding Tax

.

8.6.1Tax Cooperation.  To the extent Licensee is required to deduct and withhold taxes on any payments to Amarin, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Amarin an official tax certificate or other evidence of such withholding sufficient to enable Amarin to claim such payment of taxes.  [***]  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

8.6.2[***].

8.6.3[***].

8.6.4Indirect Tax.  All payments to be made by Licensee to Amarin pursuant to the terms of this Agreement are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of such payments, Licensee shall pay such Indirect Taxes.

8.7Currency Conversion

.  All payments hereunder shall be made in U.S. Dollars.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. Dollars), any amount expressed in a foreign currency shall be converted into U.S. Dollars based on Licensee’s usual accounting systems and processes consistently applied and IFRS as of the last day of the relevant Calendar Quarter or the date that a milestone is achieved.  For the avoidance of doubt, unless expressly referencing Canadian Dollars (CAD), all statements of or references to monetary amounts in this proposal are U.S. dollars.

8.8General Payment Procedures

.  Unless otherwise expressly payable in certain time frames as provided in this Agreement (including Section 7.4.1), the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within [***] following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.

8.9Late Payments

.  Any amount required to be paid by a Party hereunder which is not paid within [***] shall bear interest at a rate equal to the thirty (30) day Dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal, eastern edition, [***].  Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.  Interest charged and paid with respect to any late payments will not limit any other remedies that may be available to a Party.

8.10Financial Records and Audit

.  Licensee (and its Affiliates and Sublicensees) shall keep full, true and accurate records and books of account containing all particulars that may be reasonably necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments, Sublicense Revenue Payments and other amounts payable to Amarin hereunder (including records of Net Sales and Sublicense Revenue), for a minimum period of [***] or such longer period as required by Applicable Laws.  Amarin shall have a right to request an audit of Licensee by an independent, internationally recognized accounting firm in order to confirm the accuracy of the foregoing (a “Financial Audit”) no more than [***].  Upon the written request by Amarin to Licensee to conduct a Financial Audit, Amarin shall have the right to engage an independent, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the Calendar Year in which the Financial Audit is requested by Amarin [***]; provided, that (a) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of Licensee [***], (b) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with Licensee reasonably acceptable to Licensee in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including Amarin, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (c) such accountants shall use reasonable efforts to minimize any disruption to Licensee’s business.  Licensee shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Financial Audit.  The accountants shall deliver a copy of their findings to each of the Parties within [***] of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties.  Any underpayments by Licensee shall be paid to Amarin within [***] of notification of the results of such inspection.  Any overpayments made by Licensee shall be refunded by Amarin within [***] of notification of the results of such inspection.  [***]  Without limitation of the foregoing, Licensee shall have the right to audit the calculation of any costs incurred by Amarin and with respect to which Amarin is seeking reimbursement from Licensee hereunder, on the same terms and conditions as Amarin may audit Licensee’s records under this Section 8.10 (substituting references to “Amarin” for “Licensee”, and vice versa, and substituting references to “Development Costs”, “Regulatory Costs”, “Price” or other costs or expenses for which Amarin is entitled to reimbursement hereunder, for “Net Sales”).  The audit rights described in this Section 8.10 are without limitation of other audit rights described elsewhere in this Agreement.

Article 9
Intellectual Property Matters

9.1Ownership of Intellectual Property

.

9.1.1General.  Subject to the provisions of this Section 9.1.1 and except as expressly set forth otherwise in this Agreement, (a) Amarin shall solely own, and it alone shall have the right to apply for, Amarin Patents within and outside of the Territory, and (b) Licensee shall solely own, and it alone shall have the right to apply for, Licensee Patents within and outside of the Territory.  With respect to any Patents Covering any Joint Inventions (“Joint Patents”), each Party will co-own such Joint Patents in accordance with determination of inventorship as provided below.  Any Confidential Information contained in such Joint Inventions shall be deemed “Confidential Information” of each Party.  Each Party shall promptly disclose to the other Party all Amarin Inventions, Licensee Inventions and Joint Inventions, as applicable, made by it in respect of the Product during the Term to determine whether patent protection shall be sought.  The determination of inventorship and subsequent ownership for such Inventions shall be made in accordance with Applicable Laws relating to inventorship as set forth in the Patent Statute of the United States (Title 35, United States Code), and case law construing such determination.  Licensee agrees that it shall not grant any license or other right with respect to Licensee Inventions or Joint Inventions to any Third Party without the prior written consent of Amarin.

9.1.2Employees.  Each Party will require all of its and its Affiliates’ employees to assign all Inventions relating to the Product that are developed, made or conceived by such employees to the applicable Party according to the ownership principles described in Section 9.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.  Each Party will also use its Commercially Reasonable Efforts to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions relating to the Product that are developed, made or conceived by such agents or independent contractors to Amarin and/or Licensee according to the ownership principles described in Section 9.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

9.2Disclosures; Disputes Regarding Inventions

.  Each Party shall, before filing a new Patent application (including provisionals and continuations-in-part) claiming or covering an Invention relating to the Product, promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at [***] before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar or prior publication.  If the non-filing Party believes that the filing Party’s proposed Patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within such [***] after receipt thereof, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement.  If the Parties are in agreement as to the designation of the Invention as an Amarin Invention, Joint Invention or Licensee Invention, as applicable, they can continue as set forth in Section 9.3.  If the Parties disagree as to whether an Invention is an Amarin Invention, Joint Invention or Licensee Invention, and are unable to reach agreement [***] after commencing discussions, then the provisions of Article 15 shall apply to such dispute.

9.3Patent Filings, Prosecution and Maintenance

.

9.3.1Amarin Patents.

(a)Subject to, and without limiting Licensee’s rights under, Section 9.4 of this Agreement, Amarin [***] all Amarin Patents, at its own cost and expense, and Amarin, in its sole discretion, shall make all determinations with respect to such activities as it deems in the best interest of Amarin’s global intellectual property interests.  Amarin shall keep Licensee informed of the status of Amarin Patents and will provide Licensee with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.  [***].

(b)If, during the Term, Amarin, in its sole discretion, (i) intends to allow any Amarin Patent to which Licensee has a license under this Agreement to expire or intends to otherwise abandon any such Amarin Patent, or (ii) decides not to prepare or file patent applications covering Amarin Inventions in the Territory to which Licensee would otherwise have a license under this Agreement, Amarin shall notify Licensee of such intention or Patent decision [***] prior to any filing or payment due date, or any other date that requires action, in connection with such Amarin Patent or Amarin Inventions.  In such event, Licensee shall have the right to take or not take such actions with respect to such Amarin Patent as Licensee may reasonably deem necessary to protect the Product in the Territory; [***].

9.3.2Joint Patents.  [***].

9.3.3Licensee Patents.

(a)Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Licensee Patents, at its own cost and expense.  Licensee shall keep Amarin informed of the status of Licensee Patents and will provide Amarin with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.  With respect to any substantive submissions that Licensee is required to or otherwise intends to submit to a patent office with respect to a Licensee Patent, Licensee shall provide a draft of such submission to Amarin at least [***] prior to the deadline for, or the intended filing date of, such submission, whichever is earlier [***].  Amarin shall have the right to review and comment upon any such submission by Licensee to a patent office, [***].  Licensee shall consider in good faith any suggestions or recommendations of Amarin concerning the preparation, filing, prosecution and maintenance thereof.

(b)With respect to the Licensee Patents outside of the Territory, Licensee shall notify Amarin before entering such Licensee Patent into national phase filings, and if Amarin notifies Licensee that Amarin desires to file, prosecute and maintain (at its own expense), such Licensee Patent, said patent will be licensed, after completion of national phase filing, to Amarin, and Amarin shall have the right at Amarin’s expense to file, prosecute and maintain such Licensee Patent as licensed to Amarin.  If Amarin does not notify Licensee that Amarin desires to do so, then Licensee may file, prosecute and maintain such Licensee Patent outside of the Territory at its discretion.

(c)If, during the Term, Licensee (i) intends to allow any Licensee Patent to which Amarin has a license under this Agreement to expire or intends to otherwise abandon any such Licensee Patent, or (ii) decides not to prepare or file patent applications covering Licensee Know-How or Licensee Inventions to which Amarin would otherwise have a license under this Agreement, Licensee shall notify Amarin of such intention or decision at least [***] prior to any filing or payment due date, or any other date that requires action, in connection with such Licensee Patent or Licensee Inventions, and Amarin shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof [***], and, to the extent such Licensee Patent Covers a Licensee Invention, Licensee shall assign to Amarin Licensee’s entire right, title and interest in and to any such Licensee Patents (rendering, for clarity, such Licensee Patent an Amarin Patent hereunder).

9.3.4Cooperation.  The Parties agree to reasonably cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 9.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

9.3.5Patent Expenses.  Any expenses incurred by a Party in connection with the preparation, filing, prosecution and maintenance of any Amarin Patents, Joint Patents or Licensee Patents, as applicable, shall be borne by the Party incurring such expenses.

9.4Defense and Enforcement of Patents

.

9.4.1Infringement of Third Party Patents.  Each of the Parties shall promptly, but in any event no later than ten (10) Business Days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by Licensee or Amarin or any of their respective Affiliates or sublicensees (in the case of Amarin) or Sublicensees (in the case of Licensee) with respect to the research, development, manufacture, use, sale, offer for sale or importation of the Product in the Territory (each, an “Infringement Claim”).  With respect to any Infringement Claim in the Territory for the Field, the Parties shall attempt to negotiate in good faith a resolution with respect thereto.  If the Parties cannot settle such Infringement Claim with the appropriate Third Parties within thirty (30) days after the receipt of the notice pursuant to this Section 9.4.1, then the following shall apply:

(a)In the case of any such Infringement Claim, in respect of [***], then [***] shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim, [***].  In the case of any Infringement Claim, in respect of [***], then [***] shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim, [***].  Each Party shall reasonably assist the other in its role as the Controlling Party.

(b)The Controlling Party shall assume control of the defense of such Infringement Claim.  The non-Controlling Party, upon request of the Controlling Party, agrees to join in any such litigation at the Controlling Party’s expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party’s expense.  The non-Controlling Party will have the right to consult with the Controlling Party concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense.  The Controlling Party shall have the right to settle any Infringement Claim without the consent of the other Party, unless (i) such settlement shall have a material adverse impact on the other Party (in which case the consent of such other Party shall be required to settle the Infringement Claim); or (ii) such settlement may, in Amarin’s sole discretion, adversely impact Amarin’s global intellectual property interests, in which case Amarin shall have the right to settle such Infringement Claim.  For purposes of this Section 9.4.1(b), any settlement that would involve the waiver of rights (including the rights to receive payments) of such other Party shall be deemed a material adverse impact and shall require the consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(c)If a Party shall become engaged in or participate in any suit described in this Section 9.4.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other.  The Controlling Party will reimburse the other Party and its employees who may be helpful with respect to such suit, investigation, claim or other proceeding for their time in complying with such cooperation and for actually incurred, reasonable Out-of-Pocket Costs associated with travel and lodging, and work disruption.

9.4.2Prosecution of Infringers.

(a)Notice.  If either Party (i) receives notice of any patent nullity actions, Notice of Allegation (“NOA”) (pursuant to the Patented Medicine Notice of Compliance (“PM NOC”) regulations), any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territory comprising the (A) Joint Inventions or Joint Patents, (B) Amarin Patents, Amarin Inventions or Amarin Know-How or (C) Licensee Patents, Licensee Inventions or Licensee Know-How, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Amarin Patents, Joint Patents or Licensee Patents in each case, in the Territory, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, with respect to the Territory for the Field, it shall promptly (within ten (10) days of receiving an NOA or other action) notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b)Enforcement of Patents. [***].

(c)Cooperation; Damages.

(i)If one Party brings any suit, action or proceeding under Section 9.4.2(b), the other Party agrees [***].

(ii)Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.4.2(b)[ ***].

9.5Patent Term Extensions

.  [***].

9.6Patent Marking

.  Licensee shall mark the Product marketed and sold by Licensee (or its Affiliates, Sublicensees or Distributors) hereunder with appropriate patent numbers or indicia, as long as it is required by Applicable Laws.

9.7[***].

Article 10
Representations, Warranties and Covenants

10.1Mutual Representations and Warranties

.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a)It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of such Party.  Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party, in accordance with its terms.

(b)The execution and delivery of this Agreement by it and the performance by it contemplated hereunder will not violate any Applicable Laws, and, to its knowledge, it is in compliance in all material respects with all material Applicable Laws applicable to the subject matter of this Agreement.

(c)It is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

(d)Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i)all necessary consents, approvals and authorizations of, and (ii)all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

(e)In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or, to its knowledge, independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2Additional Representations, Warranties and Covenants of Amarin

.  Except as set forth on Schedule 10.2, Amarin hereby represents, warrants and covenants (as applicable) to Licensee that:

(a)As of the Effective Date, Amarin is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.

(b)As of the Effective Date, Amarin has not filed any application for Product Approval in the Territory for the sale of the Product in the Territory, and, to the knowledge of Amarin, no application for Product Approval for any Competing Product has been filed with Health Canada by any Third Party which would block the application for Product Approval for the Product in the Territory.

(c)As of the Effective Date, Amarin is the owner or licensee of, and has the right to license, the Amarin Patents, Amarin Know-How, necessary to Develop, Manufacture and Commercialize the Product in the Territory for the Field; in each case, free and clear of any lien or encumbrance.

(d)As of the Effective Date, neither Amarin nor its Affiliates, nor, to the knowledge of Amarin, its subcontractors nor sublicensees, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any Facility where the Drug Product is Manufactured, nor does Amarin have knowledge of any reasonable basis for such a proceeding.

(e)As of the Effective Date, to the knowledge of Amarin, no Third Party (i) is infringing any Amarin Patents or has misappropriated any Amarin Technology or (ii) has challenged the scope, duration, validity, enforceability, priority, or Amarin’s right to use or license any Amarin Technology.

(f)As of the Effective Date, Amarin (or its Affiliate) is the exclusive owner of the trademark registrations for VASCEPA® as displayed on Schedule 6.11.1.

(g)As of the Effective Date, neither Amarin nor any of its Affiliates have received any written warning that any Patent, trademark or other intellectual property right owned by a Third Party would be infringed by the research, Development, Manufacture, Commercialization, use or import of the Product in the Territory for the Field.

(h)As of the Effective Date, Amarin has obtained assignments from the inventors of all inventorship rights relating to the Amarin Patents which are owned by Amarin, and, to the knowledge of Amarin, all such assignments of inventorship rights relating to such Amarin Patents are valid and enforceable.

(i)As of the Effective Date, Amarin has complied with all Applicable Laws, in all material respects.

(j)As of the Effective Date, Amarin has maintained, and during the Term, Amarin shall use Commercially Reasonable Efforts to maintain, valid Regulatory Approvals in compliance with Regulatory Authority requirements, along with support programs, such as pharmacovigilance systems, for the Product in the U.S.

(k)During the Term, the Drug Product furnished by Amarin to Licensee under this Agreement:

(i)shall be manufactured, handled, stored and shipped by Amarin, in accordance with, and shall conform to, the applicable Product Specifications;

(ii)shall be manufactured, handled and stored by or on behalf of Amarin in compliance with all Applicable Laws, including GMPs; and

(iii)shall be manufactured using Drug Substance which is manufactured, handled, stored and shipped by or on behalf of Amarin in accordance with, and conforms to, the applicable Drug Substance Specifications and in compliance with all Applicable Laws, including GMPs.

10.3Additional Representations, Warranties and Covenants of Licensee

.  Licensee hereby represents, warrants and covenants (as applicable) to Amarin that:

(a)As of the Effective Date, Licensee is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.

(b)As of the Effective Date, Licensee’s compensation programs for its Sales Representatives do not, and during the Term will not with respect to the Product, provide financial incentives for the promotion, sales, and marketing in violation of any Applicable Laws or any professional requirements.

(c)During the Term, Licensee’s medical, regulatory or legal teams will review all training materials and programs prior to use by Licensee to ensure that such training materials and programs are in accordance with the Commercialization Plan and the Regulatory Approvals and in compliance with Applicable Laws.

(d)During the Term, all Product used in Development Activities or Commercialized, by, or under authority of, Licensee:

(i)shall be handled, stored and shipped by Licensee, in accordance with the applicable Product Specifications;

(ii)shall be handled, stored and shipped by Licensee in compliance with all Applicable Laws, including GMPs; and

(iii)shall, during the time such Product is under the care or Control of Licensee or any of its Affiliates, not cause the Product to be adulterated or misbranded within the meaning of Applicable Laws.

(e)As of the Effective Date, no claim or demand of any Person has been asserted in writing to Licensee arising out of Licensee’s development, regulatory or commercialization activities with respect to any other products that would reasonably be expected to adversely affect Licensee’s ability to perform any of its obligations under this Agreement, and no investigations are pending or, to the knowledge of Licensee, threatened relating to such activities.

(f)As of the Effective Date, Licensee has complied with all Applicable Laws, in all material respects.

(g)As of the Effective Date, Licensee has obtained assignments from the inventors of all inventorship rights relating to the Licensee Patents which are owned by Licensee,

and, to the knowledge of Licensee, all such assignments of inventorship rights relating to such Licensee Patents are valid and enforceable.

10.4Disclaimer

.  Subject to the regulatory and commercial status of the Product in the U.S. as of the Effective Date, Licensee understands that the Product is the subject of ongoing clinical research and development and that Amarin cannot ensure the safety or usefulness of the Product or that the Product will receive Regulatory Approvals.  In addition, Amarin makes no warranties except as set forth in this Article 10 concerning the Amarin Technology.

10.5No Other Representations or Warranties

.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 11
Indemnification

11.1Indemnification by Amarin

.  Amarin hereby agrees to save, indemnify, defend and hold Licensee, its Affiliates and Sublicensees, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) to the extent resulting or otherwise arising from (a) any breach by Amarin or its Affiliates, sublicensees or subcontractors of Applicable Law or any of Amarin’s representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Amarin or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement or (c) any matter related to the Development or Manufacturing of the Product hereunder (including, for clarity, product liability Losses resulting therefrom) by or on behalf of Amarin or its Affiliates, sublicensees or subcontractors or their respective officers, directors, employees, agents or consultants.

11.2Indemnification by Licensee

.  Licensee hereby agrees to save, indemnify, defend and hold Amarin, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims to the extent resulting or otherwise arising from (a) any breach by Licensee (or by any of its Affiliates, Sublicensees, subcontractors, or Distributors) or any of Licensee’s representations, warranties, covenants or obligations pursuant to this Agreement, (b) any breach by Licensee (or by any of its Affiliates or Sublicensees or subcontractors) of Applicable Law, (c) the negligence or willful misconduct by Licensee (or by any of its Affiliates, Sublicensees or subcontractors) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (d) the Development or Commercialization of the Product hereunder (including, for clarity, any product liability Losses to the extent resulting therefrom) by or on behalf of Licensee (or by any of its Affiliates, Sublicensees or subcontractors, or their respective officers, directors, employees, agents or consultants), or (e) the failure by Licensee to initiate a Product recall, withdrawal or market notification that is proposed by Amarin under Section 5.8.1.

11.3Indemnification Procedures

.  The obligations to indemnify and defend set forth in Sections 11.1 and 11.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”):  (a) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) Business Days of receipt of same (provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby), (b) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such Third Party Claim (subject to the limitations set out in this Section 11.3), (c) using its Commercially Reasonable Efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such Third Party Claim at the indemnifying Party’s expense, and (d) agreeing not to settle or compromise any Third Party Claim without prior written authorization of the indemnifying Party.  Indemnitee shall have the right to participate in the defense of any such claim referred to in this Section 11.3 utilizing attorneys of its choice, at its own expense; provided, however, that the indemnifying Party shall have full authority and control to handle any such claim.  The indemnifying Party shall have the right to settle or compromise any action or otherwise seek to terminate any pending or threatened action for which indemnity may be sought hereunder (whether or not any indemnified Party is a party thereto) as long as such settlement, compromise or termination includes an unconditional release of, and does not include an admission of liability by, each indemnified Party from all liability in respect of such Third Party Claim.

11.4Limitation of Liability

.  EXCEPT WITH RESPECT TO LOSSES AWARDED TO A THIRD PARTY IN A THIRD PARTY CLAIM FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTIONS 2.1, 2.5.1, OR 6.5 OR CONFIDENTIALITY OBLIGATIONS UNDER Article 12, NEITHER PARTY SHALL, EXCEPT IN THE CASE OF FRAUDULENT ACTIVITY, BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR EXPECTATION DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.5Insurance

.  Each Party shall procure and maintain insurance that is available on commercially reasonable terms, including general liability, clinical trial insurance, product liability insurance and other insurance as necessary, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which Product is being clinically tested in human subjects or commercially distributed or sold by a Party pursuant to this Agreement.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request of the other Party and upon expiration of any such coverage.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.  Without limiting the foregoing, each Party shall cause its insurance policies to name the other Party as an additional insured without cost to such other Party.

Article 12
Confidentiality

12.1Confidential Information

.  As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, patent information, Know-How, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Confidentiality Agreement between the Parties dated January 30, 2017 (the “Confidentiality Agreement”)).  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b)were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; or

(d)were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2Confidentiality Obligations

.  Each of Licensee and Amarin shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement, or exercise of rights under this Agreement, or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Amarin, its sublicensees, who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Amarin, its sublicensees, who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Amarin, its sublicensees comply with such obligations.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Amarin, its sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes, and shall not be required to destroy any automatically generated back-up files for disaster or business recovery purposes provided access to such files is limited.  Such archival or other copies shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12.

12.3Permitted Disclosure and Use

.  Notwithstanding Section 12.2, (a) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to:  (i) comply with or enforce any of the provisions of this Agreement; or (ii) comply with Applicable Laws; and (b) Amarin may disclose Confidential Information belonging to Licensee related to the Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval of the Product, as applicable, to the extent such disclosure is made to a Governmental Authority.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.  Notwithstanding Section 12.2, Amarin may also disclose Confidential Information belonging to Licensee related to the Product to Third Parties in connection with the development or commercialization of the Product outside of the Field or outside of the Territory (provided that:  (i) such Third Parties are bound by written agreements having terms at least as protective as those contained in this Article 12 with respect to keeping such Confidential

Information confidential; and (ii) Amarin shall be liable to Licensee in respect of a breach of such confidentiality obligations by any such Third Party).

12.4Notification

.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.5Publicity; Filing of this Agreement

.

12.5.1Publicity.  The press release to be issued in connection with this Agreement and the transactions described herein is set forth on Schedule 12.5.1.  Except as otherwise provided in this Section 12.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for:  (a) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential and actual strategic partners, advisors, and agents; provided, that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential and actual strategic partners, advisors, or agents are required to maintain the confidentiality of this Agreement; (b) disclosures required by The NASDAQ Stock Market or any securities exchanges, in which case the disclosing Party shall provide the non-disclosing Party with at least sixty (60) hours’ notice (to the extent not prohibited by Applicable Law), but in any event no later than the time the disclosure required by such NASDAQ Stock Market or any securities exchange is made; (c) disclosures as may be required by Applicable Laws, in which case the disclosing Party shall provide the non-disclosing Party with prompt advance notice of such disclosure (unless otherwise prohibited by Applicable Law) and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the U.S. Securities and Exchange Commission; (d) the report on Form 8-K, which may be filed by Amarin or an Affiliate of Amarin setting forth the press release referred to above, and/or this Agreement in redacted form (i.e., Redacted Agreement) as provided in Section 12.5.2 and/or a summary thereof; (e) disclosures that are consistent with or complementary to those described in clause (d) but which do not contain any Confidential Information of the other Party; and (f) other disclosures for which consent has previously been given.  A Party may publicly disclose without regard to the preceding requirements of this Section 12.5 any information that was previously publicly disclosed pursuant to this Section 12.5, so long as the context of such disclosure is substantially similar to the context in which the initial disclosure was made.

12.5.2Required Filings.  Notwithstanding Section 12.5.1, either Party may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of such Party’s counsel, required by the rules and regulations of the SEC or The

NASDAQ Stock Market, Inc. or any other recognized stock exchange or Regulatory Authority (“Redacted Agreement”); provided, that such Party shall advise the other Party of such intended disclosures and provide the other Party with reasonable opportunity to request that the Party required to make such disclosure seek confidential treatment of such disclosures to be filed with the applicable stock exchange or Regulatory Authority.  Subject to the immediately preceding sentence, the Party so required to disclose the Redacted Agreement shall consult with the other Party, and the other Party shall have the right to review and comment with respect to the Redacted Agreement or such other Party’s Confidential Information as part of the confidential treatment request to the stock exchange or Regulatory Authority, as applicable.  After release of the press release announcing this Agreement and excluding any public disclosures of the terms of this Agreement that are authorized by the preceding sentences or Section 12.5.1, if a Party desires to make a public announcement concerning the material terms of this Agreement, milestones achieved under this Agreement or the other Party’s Confidential Information, then such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed; provided, that the other Party shall provide its comments, if any, within [***] (or [***] in the event a Party is required to make such disclosure pursuant to Applicable Laws or stock exchange rules) after receiving the public announcement for review (and failure for the other Party to provide comments within such time period shall be deemed to constitute such other Party’s consent to such public announcement).  In relation to a Party’s review of such an announcement, such Party may make specific, reasonable comments on such proposed press release or other public disclosure within the prescribed time for commentary.  A Party shall not be required to seek the permission of the other Party to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.

12.6Publication

.  Licensee shall submit copies in English of each proposed academic, scientific, medical and other publication or presentation that contains or refers to [***] in advance of submitting such proposed publication or presentation to a publisher or other Third Party.  Amarin shall have the right to review, comment on and consent to each such proposed publication or presentation at its sole discretion.  Amarin shall have the right to remove any of its Confidential Information prior to submission for publication or presentation.  Licensee shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of Amarin.  In addition, in the event that the document includes data, information or material generated by Amarin’s scientists, and professional standards for authorship would be consistent with including Amarin’s scientists as co-authors of the document, the names of such scientists will be included as co-authors.

12.7Use of Names

.  Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that subject to Section 12.5, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.

12.8Survival

.  The obligations and prohibitions contained in this Article 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of five (5) years.

Article 13
Term and Termination

13.1Term

.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a Product-by-Product basis until the later of [***].

13.2Termination for Breach

.  Except as set forth in Section 13.4, in the event that either Party reasonably anticipates the occurrence of an event which may result in a material breach in the performance of its obligations under this Agreement, the Parties shall first consult with each other in good faith and use Commercially Reasonable Efforts to amicably resolve the disputed subject matter prior to the other Party invoking its termination rights under this Section 13.2.  Subject to the foregoing and the right to remedy a default in accordance with the immediately following sentence, either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations under this Agreement.  The Breaching Party shall have ninety (90) days (thirty (30) days in the event of payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default.  Unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period (thirty (30) days in the event of payment), such termination shall become effective upon the end of the ninety (90) day period (thirty (30) days in the event of payment).  In the event of any dispute as to whether or not a material breach has been committed under this Section 13.2, the Parties shall first consult with each other and use Commercially Reasonable Efforts to settle such dispute.  Should the Parties fail to agree on the settlement of any such dispute, the matter shall be submitted to and finally resolved by arbitration in accordance with Section 15.3 (provided, however, that referral to the Executive Officers shall not be applicable, and the time period for a decision under Section 15.3.2 shall be three (3) months following selection of the arbitrators).  For the avoidance of doubt, if Licensee is entitled to terminate this Agreement in accordance with the foregoing, it is agreed that Licensee shall also have the right not to terminate this Agreement.  In the case that Licensee chooses not to terminate this Agreement, Licensee shall have the right to claim damages arising out of Amarin’s material breach; provided, however, that it is understood and agreed that Licensee shall remain subject to its payment obligations as set forth in Article 8.

13.3Termination as a Result of Bankruptcy

.  Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy,

reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.4Termination for Breach of License Grant or Parallel Importation

.  In the event that Licensee breaches the scope of its rights or obligations in Sections 2.1, 2.5.1 or 6.5, Amarin has the right, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to Licensee in the event that Licensee does not remedy such breach within [***] after written notice thereof was provided to the Licensee by Amarin.  Unless Licensee has cured any such breach or default prior to the expiration of such [***] period, such termination shall become effective upon the end of the [***] period.

Article 14
EFFECTS OF TERMINATION and expiration

14.1Termination Not Involving Amarin’s Fault

.  Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by either Party and for any reason prior to its natural expiration, then the following provisions shall apply:

14.1.1Termination of Licenses.  All rights and licenses granted to Licensee hereunder shall immediately terminate and be of no further force and effect and Licensee shall cease Developing and Commercializing the Product (except as otherwise set forth in Section 14.1.3).

14.1.2Assignments.  Licensee will promptly, [***].

14.1.3[***].

14.1.4[***].

14.1.5[***].

14.1.6[***].

14.2Expiration of this Agreement

.

14.2.1Upon expiration of this Agreement pursuant to Section 13.1 (as opposed to termination of this Agreement), the licenses granted to Licensee under Section 2.1 shall become fully paid-up, royalty-free, perpetual and non-exclusive licenses; provided, however, that if, pursuant to Section 7.10, Amarin is not continuing to supply the Product for Licensee, then such license shall not include any rights with respect to the Licensed Trademarks.

14.2.2Licensee may use the Regulatory Materials and Regulatory Data provided by Amarin hereunder or generated by Licensee hereunder, and any other Development Data or

Commercialization Data, for the purposes of maintaining Regulatory Approval for the Product in the Territory for the Field.

14.3Accrued Rights

.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.4Survival

.  Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement:  Article 1, 8 (for all accrued but unpaid payments),11, 12, 14, 15 and 16, and Sections 2.2.2, 2.2.3, 2.3.4, 5.5.2, 6.13.2, 9.1.1, 9.1.2, 9.2, 9.3, 10.4 and 10.5.  Except as set forth in this Article 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

14.5Rights in Bankruptcy

.  All rights and licenses granted under or pursuant to this Agreement by Amarin and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and of any similar provisions of Applicable Laws under any other jurisdiction), licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and under any similar provisions of Applicable Laws under any other jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code or under any similar provisions of Applicable Laws under any other jurisdiction, the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity.  The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Amarin Know-How in the case that Amarin is the Bankrupt Party and Licensee Know-How in the case Licensee is the Bankrupt Party.

Article 15
Dispute Resolution

15.1Disputes

.  The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.1.4 or 3.2.4).

15.2Arising Between the Parties

.  With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received by the Executive Officers of each of the Parties.

15.3Dispute Resolutions

.  If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such thirty (30) day period, then either Party shall have right to refer such dispute for binding arbitration administered in New York in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by one or more arbitrators appointed in accordance with said Rules.  The language of the arbitration shall be English.  Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules.  Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be subject to Section 15.4 and not this Section 15.3.

15.3.1Arbitrator.  The tribunal shall consist of three (3) arbitrators.  Each Party shall appoint one (1) arbitrator respectively and the third arbitrator shall be appointed by the Chairman of the ICC.  The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitration and the reasonable attorneys’ fees of the prevailing Party.

15.3.2Decision.  A written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrators as provided for in Section 15.3.1.

15.3.3Award.  Any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Such award shall be promptly paid in U.S. Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement.  Such award may include an appropriate allocation of the prevailing Party’s attorneys’ fees.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 15.3.  The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrators and the arbitrators may, in their discretion, award pre-judgment interest.  With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages.  Pursuant to this Agreement, the Parties expressly waive any claim for punitive or exemplary damages.

15.3.4Costs.  Except as set forth in Section 15.3.3, each Party shall bear its own legal fees.  The arbitrators shall assess their costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrators shall divide his or her fees, costs and expenses according to their sole discretion.

15.3.5Injunctive Relief.  Provided a Party has made a sufficient showing under the rules and standards set forth in Applicable Laws, the arbitrators shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.  Additionally, nothing in this Section 15.3 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

15.3.6Confidentiality.  The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required to comply with Applicable Laws, including rules and regulations promulgated by the U.S. Securities Exchange Commission, The NASDAQ Stock Market or any securities exchanges or Regulatory Authorities, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Laws.

15.3.7Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

15.4Patent and Trademark Dispute Resolution

.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the region in which such patent or trademark rights were granted or arose.

15.5Injunctive Relief

.  Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

Article 16
Miscellaneous

16.1Entire Agreement; Amendment

.  This Agreement, together with the Quality Agreement and pharmacovigilance agreement contemplated hereunder, and all Schedules attached hereto and thereto, shall constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and shall supersede all previous writings and understandings including the Confidentiality Agreement.  No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

16.2Force Majeure

.  If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a Force Majeure affecting the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure; provided, that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such Force Majeure ceases.  When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

16.3Notices

.  Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice).  Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (a) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (b) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with overnight courier service receipt proving delivery, or (c) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

If to Licensee: Name: HLS Therapeutics Inc. Street: 10 Carlson Court, Suite 410 City: Etobicoke, Ontario Country: Canada Attn: Chief Executive Officer Facsimile: 416 213 0045	With a copy to: Name: Blake, Cassels & Graydon LLP Street: 199 Bay Street, Suite 4000 City: Toronto, Ontario Country: Canada Attn: Cheryl L. Satin Facsimile: 416-863-2653

If to Amarin Pharma: Name: Amarin Pharma, Inc. Street: 1430 Route 206, Suite 101 City/State: Bedminster, NJ 07921 Country: U.S.A. Attn: Chief Executive Officer Facsimile: 1-908-719-3012	With a copy to: Name: Amarin Pharma, Inc. Street: 1430 Route 206, Suite 101 City/State: Bedminster, NJ 07921 Country: U.S.A. Attn: General Counsel Facsimile: 1-908-719-3012

If to Amarin Ireland: Name: Amarin Pharmaceuticals Ireland Limited Street: 88 Harcourt Street, Dublin 2, Co City/State: Dublin Country: Ireland Attn: Chief Executive Officer Facsimile: Not valid notice

With a copy to:

Name:  Amarin Pharma, Inc.
Street:  1430 Route 206, Suite 101
City/State:  Bedminster, NJ 07921
Country:  U.S.A.
Attn:  Chief Executive Officer and General Counsel, respectively

Facsimile: 1-908-719-3012

16.4No Strict Construction; Interpretation

.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5Assignment

.

16.5.1Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, except that either Party may make such assignment or transfer without the other Party’s consent to an Affiliate or a successor to all or substantially all of the assets or business of such Party to which this Agreement relates (whether by sale, merger, reorganization, consolidation or otherwise).  Any permitted assignment or transfer shall be binding on the successors of the assigning Party.  Any assignment or transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

16.5.2Notwithstanding anything to the contrary in this Agreement (including in Section 2.5.2), [***].

16.5.3[***].

16.5.4[***].

16.5.5[***].

16.6Severability

.  In the event that any portion of this Agreement is held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any Applicable Laws, then such terms or provisions shall be deemed to be modified to conform with such Applicable Laws to the extent necessary in order that such terms or provisions be valid and enforceable and such amendment shall apply only with respect to the operation of such terms or provisions in the particular jurisdiction in which such declaration is made or, if such modification is not feasible, then such terms and provisions shall be deemed to be inoperative to the extent that such terms or provisions conflict with Applicable Laws.  In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 16.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities and to achieve the original intent of the Parties.

16.7No Waiver of Breach

.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.8Partnership or Joint Venture

.  Amarin and Licensee shall be independent contractors and the relationship between the Parties hereunder shall not constitute a partnership, joint venture or agency.  Neither Amarin nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of such other Party to do so.

16.9English Language; Governing Law

.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  All notices, reports and other documents contemplated by this Agreement to be delivered by a Party to the other Party shall be in the English language.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

16.10Execution in Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[No Further Text on This Page]

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Agreement as of the Effective Date.

HLS Therapeutics Inc. [***] [***]

Amarin Pharmaceuticals Ireland Limited

By:  _/s/  Patrick O’Sullivan_______________

Name:  _Patrick O’Sullivan_______________

Title:  _Director_________________________

Amarin Pharma, Inc.

By:  _/s/  John F. Thero___________________

Name:  _John F. Thero___________________

Title:  _President & CEO_________________

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

[***]

[***]

[***]

[***]

[***]

SCHEDULE 12.5.1
PRESS RELEASE

For the United States:

Amarin and HLS Therapeutics Announce Agreement to Commercialize Vascepa® in Canada

BEDMINSTER, N.J., and DUBLIN, Ireland, TORONTO, Canada, September 25, 2017 -- Amarin Corporation plc (NASDAQ:AMRN) and HLS Therapeutics Inc. (“HLS”), announced today an exclusive agreement between the parties to register, commercialize and distribute Vascepa® (icosapent ethyl) capsules in Canada. Amarin and HLS anticipate submitting an application to Canadian regulatory authorities to seek approval to commercialize Vascepa in Canada.

“We are excited to enter into a collaboration with HLS to seek regulatory approval and commercialize Vascepa in Canada,” stated John F. Thero, president and chief executive officer of Amarin. “The proven track record of HLS’s leadership in commercializing pharmaceutical products in Canada, along with our shared vision and commitment, bestow confidence that we will provide Vascepa as a treatment option for millions of Canadians.”

“HLS is delighted to work with Amarin, as we expect Vascepa to be the first highly pure, omega-3 fatty acid product available by prescription in Canada,” stated Greg Gubitz, chief executive officer of HLS Therapeutics. “Amarin’s $200+ million cardiovascular outcomes study, REDUCE-IT, has a significant number of Canadian key opinion leaders and clinical sites involved. As cardiovascular disease is the number one killer in the world1, HLS is proud to be associated with Amarin’s mission to improve cardiovascular health.”

Heart disease is a leading cause of death in Canada1. Twenty-five percent of Canadians have high triglycerides2, a key comorbidity associated with cardiovascular disease, and about 2.4 million Canadians live with heart disease3. HLS and Amarin believe Vascepa has the potential to become an important part of the physician’s armamentarium in the treatment of the millions of Canadians dealing with these conditions.

Under the agreement, HLS will be responsible for regulatory and commercialization activities and associated costs. Amarin is responsible for providing assistance towards local filings, supplying finished product, maintaining intellectual property and continuing the development and funding of REDUCE-IT.  Terms of the agreement include up-front and milestone payments to Amarin of up to US$65.0 million. These payments include a non-refundable upfront payment of US$5.0 million, as well as development, regulatory and sale-based milestones totaling up to an additional US$60.0 million.  The agreement also provides for HLS to pay Amarin tiered double digit royalties on net sales of Vascepa in Canada.  Amarin is obligated to supply finished product to HLS under negotiated supply terms. The agreement for supply and commercialization is for Canada only and includes all Canadian provinces.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules are a single-molecule prescription product consisting of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa is known in scientific literature as AMR101.  Amarin has been issued multiple patents internationally based on the unique clinical profile of Vascepa, including the drug’s ability to lower triglyceride levels in relevant patient populations without raising LDL-cholesterol levels.

FDA-Approved Indication and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.
•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components.
•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.
•

The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction > 3% and greater than placebo.

•	Patients receiving treatment with Vascepa and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.
•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.
•	Patients should be advised to swallow Vascepa capsules whole; not to break open, crush, dissolve, or chew Vascepa.
•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Vascepa is not approved for use in Canada. Nothing in this press release should be construed as promoting the use of Vascepa where not approved.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health.  Amarin's product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids.  Amarin's clinical program includes a commitment to an ongoing outcomes study.  Vascepa® (icosapent ethyl), Amarin's first FDA-approved product, is a highly pure omega-3 fatty acid product available by prescription.  For more information about Vascepa, visit www.vascepa.com.  For more information about Amarin, visit www.amarincorp.com.

About HLS Therapeutics

HLS Therapeutics Inc. is a specialty pharmaceutical company acquiring and distributing commercial stage and legacy, branded pharmaceutical drugs for the North American markets. HLS’s management team is comprised of seasoned pharmaceutical executives with a strong track record of success. Building on the expertise of the founders, HLS is focused on treatment products for the central nervous system, and cardiovascular specialties. For more information about HLS, visit www.hlstherapeutics.com.

Forward-looking statements

This press release contains forward-looking statements, including expectations regarding regulatory submissions and approvals and commercialization of Vascepa in Canada, as well as timing related thereto; future expectation regarding timing and continuation of Amarin's REDUCE-IT cardiovascular outcomes study; statements regarding the potential and therapeutic benefits of Vascepa; and potential milestone and other payments to be paid to Amarin, an obligation of Amarin, under this agreement. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, Amarin's ability to effectively develop and commercialize Vascepa will depend in part on its ability to continue to effectively finance its business, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve increased market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that clinical data and regulatory reviews may alter current expectations related to anticipated prospects for approval; the risk that future legal determinations and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be obtained or upheld in patent litigation.  A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts.  The information that we post on these channels and websites could be deemed to be material information.  As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis.  This list of channels may be updated from time to time on our investor relations website and may include social media channels.  The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

References

1https://www.medpagetoday.com/PublicHealthPolicy/PublicHealth/67946?xid=nl_mpt_DHE_2017-09-16&eun=g811140d0r&pos=0

2http://www.statcan.gc.ca/pub/82-625-x/2010001/article/11136-eng.htm

3https://www.canada.ca/en/public-health/services/diseases/heart-disease-heart-health.html

Amarin contact information:

Investor Relations:

Elisabeth Schwartz

Investor Relations and Corporate Communications
Amarin Corporation plc
In U.S.: +1 (908) 719-1315
investor.relations@amarincorp.com

Lee M. Stern
Trout Group
In U.S.: +1 (646) 378-2992
lstern@troutgroup.com

Media Inquiries:
Ovidio Torres
Finn Partners
In U.S.: +1 (312) 329 3911
Ovidio.torres@finnpartners.com

HLS contact information:

Business and Media Contact:

Gilbert Godin, President & COO
Email: g.godin@hlstherapeutics.com
Phone: +1 (484) 232-3400 ext101

For Canada:

FOR RELEASE IN CANADA ONLY

HLS Therapeutics®

HLS Therapeutics and Amarin Announce Agreement to Commercialize Vascepa® in Canada

Toronto, Canada, BEDMINSTER, N.J., and DUBLIN, Ireland, September 25, 2017 -- HLS Therapeutics Inc. (“HLS”) and Amarin Corporation plc (“Amarin”) announced today an exclusive agreement between the parties to register, commercialize and distribute Vascepa® (icosapent ethyl) capsules in Canada. Amarin and HLS anticipate submitting an application to Canadian regulatory authorities to seek approval to commercialize Vascepa in Canada.

“HLS is delighted to work with Amarin, as we expect Vascepa to be the first highly pure, omega-3 fatty acid product available by prescription in Canada,” stated Greg Gubitz, chief executive officer of HLS Therapeutics. “Amarin’s $200+ million cardiovascular outcomes study, REDUCE-IT, has a significant number of Canadian key opinion leaders and clinical sites involved. As cardiovascular disease is the number one killer in the world1, HLS is proud to be associated with Amarin’s mission to improve cardiovascular health.”

“We are excited to enter into a collaboration with HLS to seek regulatory approval and commercialize Vascepa in Canada,” stated John F. Thero, president and chief executive officer of Amarin. “The proven track record of HLS’s leadership in commercializing pharmaceutical products in Canada, along with our shared vision and commitment, bestow confidence that we will provide Vascepa as a treatment option for millions of Canadians.”

Heart disease is a leading cause of death in Canada2. Twenty-five percent of Canadians have high triglycerides3, a key comorbidity associated with cardiovascular disease, and about 2.4 million Canadians live with heart disease2. HLS and Amarin believe Vascepa has the potential to become an important part of the physician’s armamentarium in the treatment of the millions of Canadians dealing with these conditions.

Under the agreement, HLS will be responsible for regulatory and commercialization activities and associated costs. Amarin is responsible for providing assistance towards local filings, supplying finished product, maintaining intellectual property and continuing the development and funding of REDUCE-IT.  Terms of the agreement include up-front and milestone payments to Amarin, as well as development, regulatory and sale-based milestones.  The agreement also provides for HLS to pay Amarin tiered double digit royalties on net sales of Vascepa in Canada.  Amarin is obligated to supply finished product to HLS under negotiated supply terms. The agreement for supply and commercialization is for Canada only and includes all Canadian provinces.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules are a single-molecule prescription product consisting of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa is known in scientific literature as AMR101.  Amarin has been issued multiple patents internationally based on the unique clinical profile of Vascepa, including the drug’s ability to lower triglyceride levels in relevant patient populations without raising LDL-cholesterol levels.

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While the safety and efficacy for Canada are still under investigation and the Canadian market authorization has not yet been obtained, the proposed indication would be the same as that approved by the United States Food and Drug Administration, being: Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

FULL VASCEPA UNITED STATES FDA APPROVED PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa is also under various stages of development for potential use in other indications. Vascepa is not approved for use in Canada. Nothing in this press release should be construed as promoting the use of Vascepa where not approved.

About HLS Therapeutics

HLS Therapeutics Inc. is a specialty pharmaceutical company acquiring and distributing commercial stage and legacy, branded pharmaceutical drugs for the North American markets. HLS’s management team is comprised of seasoned pharmaceutical executives with a strong track record of success. Building on the expertise of the founders, HLS is focused on treatment products for the central nervous system, and cardiovascular specialties. For more information about HLS, visit www.hlstherapeutics.com.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health.  Amarin's product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids.  Amarin's clinical program includes a commitment to an ongoing outcomes study.  Vascepa® (icosapent ethyl), Amarin's first FDA-approved product, is a highly pure omega-3 fatty acid product available by prescription.  For more information about Vascepa, visit www.vascepa.com.  For more information about Amarin, visit www.amarincorp.com.

Forward-looking statements

This press release contains forward-looking statements, including expectations regarding regulatory submissions and approvals and commercialization of Vascepa in Canada, as well as timing related thereto; future expectation regarding timing and continuation of Amarin's REDUCE-IT cardiovascular outcomes study; statements regarding the potential and therapeutic benefits of Vascepa; and potential milestone and other payments to be paid to Amarin, an obligation of Amarin, under this agreement. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, Amarin's ability to effectively develop and commercialize Vascepa will depend in part on its ability to continue to effectively finance its business, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve increased market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that clinical data and regulatory reviews may alter current expectations related to anticipated prospects for approval; the risk that future legal determinations and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be obtained or upheld in patent litigation.  A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of other information about Amarin

Investors and others should note that Amarin communicates with its investors and the public using Amarin’s company website (www.amarincorp.com), Amarin’s investor relations website (http://investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts.  The information that Amarin posts on these channels and websites could be deemed to be material information.  As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that Amarin posts on these channels, including our investor relations website, on a regular basis.  This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels.  The contents of Amarin’s website or these channels, or any other website that may be accessed from Amarin’s website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

References

1 https://www.medpagetoday.com/PublicHealthPolicy/PublicHealth/67946?xid=nl_mpt_DHE_2017-09-16&eun=g811140d0r&pos=0

2 https://www.canada.ca/en/public-health/services/diseases/heart-disease-heart-health.html

3 http://www.statcan.gc.ca/pub/82-625-x/2010001/article/11136-eng.htm

HLS contact information:

Business and Media Contact:

Gilbert Godin, President & COO
Email: g.godin@hlstherapeutics.com
Phone: +1 (484) 232-3400 ext101

Amarin contact information:

Investor Relations:

Elisabeth Schwartz

Investor Relations and Corporate Communications
Amarin Corporation plc
In U.S.: +1 (908) 719-1315
investor.relations@amarincorp.com

Lee M. Stern
Trout Group
In U.S.: +1 (646) 378-2992
lstern@troutgroup.com

Media Inquiries:
Ovidio Torres
Finn Partners
In U.S.: +1 (312) 329 3911
Ovidio.torres@finnpartners.com